Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-147604

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	10,000,000	$34.22	(1)	$342,200,000	$10,505.54	(2)

(1)	This estimate is made pursuant to Rule 457(c) solely for purposes of calculating the registration fee, and is based on a price of $34.22, which represents the average of the high and low prices per share of the registrant’s common stock as reported on the New York Stock Exchange on November 19, 2007.
(2)	The filing fee of $10,505.54 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. In accordance with Rules 456(b) and 457(r), the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-147604 filed by the registrant on November 23, 2007.

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 23, 2007)

Direct Stock Purchase and Dividend Reinvestment Plan

10,000,000 Shares

Redwood Trust, Inc.

Please read this Prospectus Supplement and the accompanying Prospectus carefully before investing and retain it for your future reference.

We are offering existing holders of our common stock and new investors the opportunity to participate in our Direct Stock Purchase and Dividend Reinvestment Plan. The Plan is designed to be an economical and convenient method for existing stockholders to increase their holdings of our common stock and for new investors to make an initial investment in our common stock. Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “RWT”.

If you are currently enrolled in our Plan, you will automatically be enrolled in this amended Plan. You may withdraw from the amended Plan by following the procedures described on page 19 of this Prospectus Supplement. If you are not currently enrolled in our Plan but you are an existing holder of our common stock, you may elect to have all or a portion of your cash dividends automatically invested in additional shares of common stock. The shares purchased with your dividend reinvestments will be purchased on the open market or directly from us. We may, but will not be obligated to, establish a discount from market price for the purchases of up to 3%. If the shares are purchased on the open market, you will not be required to pay any brokerage commission or service charge to the extent the sum of the discount from market price, if any, brokerage commissions and service charges does not exceed 5% of the value of the common stock on the date of purchase.

If you are either an existing holder of our common stock, or a new investor, you may also purchase shares of common stock by making optional cash payments of at least $100 for existing holders, or $500 for new investors, and up to $10,000 per month. The shares purchased with those optional cash payments will be purchased on the open market or directly from us. We may, but will not be obligated to, establish a discount from market price for the purchases of up to 3%. If the shares are purchased on the open market, you will not be required to pay any brokerage commission or service charge to the extent the sum of the discount from market price, if any, brokerage commissions and service charges does not exceed 5% of the value of the common stock on the date of purchase. Upon our approval of a request for a waiver of the $10,000 monthly limit, you may also invest optional cash payments in the amount we have approved in shares purchased directly from us and we may, but will not be obligated to, provide for a discount from market price for the purchase of up to 5%. Our determination of whether to provide for a discount from market price for purchases made under the Plan will be made from time to time based on an assessment of various factors.

You should consider carefully the risk factors beginning on page 5 of this Prospectus Supplement and page 1 of the accompanying Prospectus before enrolling in the Plan. This Prospectus Supplement is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities issued under the Plan or have determined if this Prospectus Supplement and the accompanying Prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Our principal executive offices are located at One Belvedere Place, Suite 300, Mill Valley, California 94941, telephone (415) 389-7373.

The date of this Prospectus Supplement is November 23, 2007

Prospectus Supplement

Prospectus

i

SUMMARY

The following summary description of our Direct Stock Purchase and Dividend Reinvestment Plan is qualified by reference to the full text of the Plan which appears in this Prospectus Supplement. Capitalized terms have the meanings given to them in the Plan, including the Glossary of the Plan.

Our Company
Redwood Trust, Inc. is a financial institution focused on investing in, financing, and managing residential and commercial real estate loans and securities. We seek to invest in assets that have the potential to provide high cash flow returns over a long period of time to help support our goal of distributing attractive levels of dividends per share. For tax purposes, we are structured as a real estate investment trust (REIT). Our primary source of income is net interest income, which equals the interest income we earn from our investments in loans and securities less the interest expenses we incur from our borrowed funds and other liabilities. We assume a range of risks in our investments and the level of assumed risk dictates the manner in which we finance our purchase of and derive income from these investments. Our investments in residential, commercial, and collateralized debt obligation credit enhancement securities, or below investment-grade securities, have concentrated credit risk. Our investments in real estate loans and investment-grade securities have less relative concentrated credit risk.
Purpose of the Plan
The purpose of the Plan is to provide our existing stockholders and interested new investors with a convenient and less costly method of purchasing shares of our common stock and investing all or a percentage of their cash dividends in additional shares of our common stock. The Plan can also provide us with a means of raising additional capital through the sale of our common stock.
Source of Purchase of Shares
Shares of common stock purchased through the Plan with dividend reinvestments or Optional Cash Payments of $10,000 or less will be either newly issued shares or shares acquired by the Plan Administrator on the open market or in privately negotiated transactions. Shares of common stock purchased through the Plan with pre-approved Optional Cash Payments in excess of $10,000 will be newly issued shares.
Investment Options
You may choose from the following options:
Full Dividend Reinvestment: The Plan Administrator will apply all cash dividends paid on all shares of common stock registered in your name and all shares held for you under the Plan, together with Optional Cash Payments, if any, to the purchase of additional shares of our common stock.
Partial Dividend Reinvestment: The Plan Administrator will apply the cash dividends paid on the percentage of shares of common stock registered in your name specified by you to the purchase of additional shares of our common stock. The Plan Administrator will pay the dividends paid on the remaining shares of common stock to you in cash.
All Dividends Paid in Cash: You will continue to receive cash dividends paid on shares of common stock registered in your name in the usual manner. You may make Optional Cash Payments to

1

invest in additional shares of our common stock, subject to monthly minimums and maximums.
You may change your investment options at any time by contacting the Plan Administrator as indicated in Question 4 or by requesting a new enrollment form from the Plan Administrator, completing it, and returning it to the Plan Administrator. Dividends paid on all common shares acquired under and held in the Plan will be automatically reinvested in additional shares of our common stock, unless otherwise requested.
Withdrawal
You may withdraw from the Plan with respect to all or a portion of the shares held in your Plan account at any time by notifying the Plan Administrator in writing as indicated in Question 4.
Optional Cash Payments
Each Optional Cash Payment is subject to a minimum per month purchase of $100 if you are an existing stockholder or $500 per month if you are a new investor, and a maximum per month purchase of $10,000. Optional Cash Payments in excess of $10,000 may be made only with our prior approval.
Threshold Price
Pre-approved Optional Cash Payments in excess of $10,000 will be used to purchase common stock directly from us, rather than in the open market. We may establish a Threshold Price which is a minimum price at which our common stock must trade on a trading day during the Investment Period for purchases to be made on that trading day with pre-approved Optional Cash Payments in excess of $10,000. Your investment will be reduced, and a proportional amount of your Optional Cash Payment will be returned to you, without interest, for each trading day during the Investment Period on which our stock does not trade at the Threshold Price.
Maximum Price
As an investor in a pre-approved optional cash purchase that exceeds $10,000, you may set a Maximum Price for the purchase. If the Market Price, less the applicable discount, if any, exceeds the Maximum Price specified by you, no purchase will be made and your Optional Cash Payment will be returned to you.
Cash Discounts
Each month, we may establish a discount of between 0% and 3% from the Market Price applicable to Optional Cash Payments of $10,000 or less or dividend reinvestments used to purchase shares, or between 0% and 5% from the Market Price applicable to pre-approved Optional Cash Payments in excess of $10,000. The discount may vary each month and may be different for Optional Cash Payments of $10,000 or less, dividend reinvestments, and Optional Cash Payments in excess of $10,000, but once established will apply uniformly to all purchases made with Optional Cash Payments of $10,000 or less, dividend reinvestments, or Optional Cash Payments in excess of $10,000, as the case may be.
Investment Date
With respect to dividend reinvestment:
The Investment Date will be the dividend payment date or such other date following the dividend payment date on which the Plan Administrator can, as promptly as practicable, purchase the shares with the cash dividends.
With respect to Optional Cash Payments of $10,000 or less:

2

The Investment Date is generally on or about the 21st day of each month or, in the case of open market purchases, one or more days during the ten business day period beginning on the 21st day of each month, as market conditions permit.
With respect to pre-approved Optional Cash Payments in excess of $10,000:
The Investment Date will be each trading day during the Investment Period established by us, which may range from one to twelve days on which our shares of common stock trade on the New York Stock Exchange.
The Company may establish other Investment Dates, however, as provided in the Plan.
Market Price
Shares will be purchased for the Plan at the applicable discount, if any, from the Market Price. In no event will the price paid, less brokerage commissions and service fees, if any, paid by us, be less than the Minimum Price, which is 95% of the fair market value of our common stock on the date of purchase.
The Market Price, in the case of shares purchased directly from us, will be the volume weighted average stock price on the date of purchase, computed to six decimal places, of our common stock on the NYSE or other applicable securities exchange for trading hours between 9:30 a.m. and 4:00 p.m., Eastern Time, as reported by the NYSE or other applicable securities exchange.
In the case of shares purchased on the open market, the Market Price will be the weighted average of the actual prices paid, computed to six decimal places, for all of the common stock purchased by the Plan Administrator with all Participants' reinvested dividends and Optional Cash Payments for the related month.
Expenses
With respect to shares of common stock purchased directly from us with reinvested dividends or Optional Cash Payments, we will pay expenses incurred in connection with those purchases. With respect to shares of common stock purchased in the open market, we will pay the brokerage commissions and service fees so long as the brokerage commissions and service fees, together with any discount from the Market Price, do not exceed 5% of the value of the common stock on the date of purchase. We will pay all other costs of administering the Plan. If you request that the Plan Administrator sell all or any portion of your shares, however, you must pay a nominal fee per transaction to the Plan Administrator, any related brokerage commissions, and applicable stock transfer taxes.
No Interest Pending Investment
No interest will be paid on cash dividends or Optional Cash Payments pending investment or reinvestment under the terms of the Plan.

3

CAUTIONARY STATEMENT

This Prospectus Supplement, the accompanying Prospectus, and the documents incorporated by reference herein contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2006 under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission (SEC), including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Important factors, among others, that may affect our actual results include: changes in interest rates; changes in prepayment rates; general economic conditions, particularly as they affect the price of earning assets and the credit status of borrowers; the availability of high quality assets for purchase at attractive prices; declines in home prices; increases in mortgage payment delinquencies; changes in the level of liquidity in the capital markets which may adversely affect our ability to finance our real estate asset portfolio; changes in liquidity in the market for real estate securities, the re-pricing of credit risk in the capital markets, rating agency downgrades of securities and increases in the supply of real estate securities available for sale, each of which may adversely affect the values of securities we own; the extent of changes in the values of securities we own and the impact of adjustments reflecting those changes on our income statement and balance sheet, including our stockholders’ equity; our ability to maintain the positive stockholders’ equity necessary to enable us to pay the dividends required to maintain our status as a real estate investment trust for tax purposes; and other factors not presently identified.

4

RISK FACTORS

You should carefully consider any specific risks set forth below and the risks set forth under the caption “Risk Factors” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, incorporated by reference into this Prospectus Supplement and the accompanying Prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended. You should consider carefully those risk factors together with all of the other information included and incorporated by reference in this Prospectus Supplement and the accompanying Prospectus before you decide to purchase shares of our common stock.

Risks Related to This Offering

Investors in our common stock may experience losses, volatility and poor liquidity, and we may reduce our dividends in a variety of circumstances.

Our earnings, cash flows, book value and dividends can be volatile and difficult to predict. Investors should not rely on predictions or management beliefs. Although we seek to pay a regular common stock dividend rate that is sustainable, we may reduce our regular dividend rate in the future for a variety of reasons. We have paid special dividends in the past, but we may not do so in the future. We may not provide public warnings of dividend reductions prior to their occurrence. Fluctuations in our current and prospective earnings, cash flows, and dividends, as well as many other factors such as perceptions, economic conditions, stock market conditions, and the like, can affect our stock price. Investors may experience volatile returns and material losses. In addition, liquidity in the trading of our stock may be insufficient to allow investors to sell their stock in a timely manner or at a reasonable price.

The actual price paid for shares acquired under the Plan may be higher than the price determined using the Market Price formula under the Plan.

Your taxable income attributable to discounts received under the Plan will be based on the value of our common stock as of the date of purchase, which value may differ from the Market Price determined under the Plan and may differ from the value of our stock on the dividend payment date or the date you elect to make an optional purchase under the Plan.

In addition, our Plan includes a requirement that all investments be made at a price that is at least equal to 95% of the value of our stock on the date of purchase. If the value of our stock on the date of purchase significantly exceeds the value of our stock determined using the Market Price formula set forth in the Plan, the price paid under the Plan will be increased to ensure compliance with this requirement. The minimum pricing requirement is included in the Plan in order to ensure compliance with certain tax rules applicable to REITs. Under those rules, in order to maintain the deductibility of our dividends, the value of the discounts granted by us and the brokerage commissions and service fees paid by us cannot exceed 5% of the value of our shares on the actual date of investment.

REDWOOD TRUST, INC.

Redwood Trust, Inc. is a financial institution focused on investing in, financing, and managing residential and commercial real estate loans and securities. We seek to invest in assets that have the potential to provide high cash flow returns over a long period of time to help support our goal of distributing attractive levels of dividends per share. For tax purposes, we are structured as a real estate investment trust (REIT).

Our primary source of income is net interest income, which equals the interest income we earn from our investments in loans and securities less the interest expenses we incur from our borrowed funds and other liabilities. We assume a range of risks in our investments and the level of assumed risk dictates the manner in which we finance our purchase of and derive income from these investments.

Our investments in residential, commercial, and collateralized debt obligation, or CDO, credit enhancement securities, or CES, or below investment-grade securities, have concentrated credit risk. We finance the acquisition of most of our first-loss and equivalent CES that are directly exposed to credit losses with capital. We generally finance the acquisition of our second-loss, third-loss, and equivalent securities through our Acacia securitization program. To date, our primary credit enhancement investment focus has been in securities backed by high-quality residential and commercial real estate loans. “High-quality” real estate loans are

5

loans that typically have low loan-to-value ratios, borrowers with strong credit histories, and other indications of quality relative to the range of loans within U.S. real estate markets as a whole. Our CES investment returns depend on the amount and timing of most of the interest and principal collected on the loans in the pools supporting the securities. In an ideal environment for most of our residential CES, we would experience fast loan prepayments and low credit losses which would, in turn, lead to attractive CES returns. Conversely, the return on most of our residential CES investments would be adversely affected by slow loan prepayments and high credit losses.

Our investments in real estate loans and investment-grade securities, or IGS, have less relative concentrated credit risk. To produce an attractive investment return on these lower credit risk assets, we use leverage (primarily structural leverage through securitization rather than financial leverage through the use of Redwood debt). We earn income based upon the spread between the yield on the acquired asset and the cost of funds we borrowed to acquire the asset. We have obtained most of the financing used to acquire these assets through the issuance of asset-backed securities, or ABS, under our Sequoia and Acacia securitization programs. These financings are not obligations of Redwood.

Redwood Trust, Inc. was incorporated in the State of Maryland on April 11, 1994, and commenced operations on August 19, 1994. Our executive offices are located at One Belvedere Place, Suite 300, Mill Valley, California 94941; our telephone number is (415) 389-7373.

THE PLAN

The original Dividend Reinvestment Plan was adopted by our Board of Directors on September 15, 1995 and became effective on October 9, 1995. The Plan was amended by our Board of Directors as of December 13, 1996 to include the Stock Purchase Program and further amended as of September 30, 2002, January 6, 2005, and November 23, 2007.

The following series of questions and answers explains and constitutes the Plan in its entirety. Stockholders who do not participate in the Plan will receive cash dividends, as declared, and paid in the usual manner.

Purpose

1. What is the purpose of the Plan?

The primary purpose of the Plan is to provide eligible holders of shares of our common stock and interested new investors with a convenient and economical method of increasing their investment in us by investing cash dividends or Optional Cash Payments, or both, in additional shares of common stock. Shares purchased under the Plan may be purchased at a discount ranging from 0% to 3% from the Market Price for dividend reinvestments and for purchases made with Optional Cash Payments of $10,000 or less, and from 0% to 5% of the Market Price for purchases made with pre-approved Optional Cash Payments in excess of $10,000. We will pay any related brokerage commissions and service charges so long as they, together with any discount from Market Price applicable to the purchase, do not exceed, in the aggregate, 5% of the value of the shares on the date of purchase.

We may also use the Plan to raise additional capital through the sale of shares under the Plan to owners of shares and interested new investors (including brokers or dealers) who, in connection with any resales of those shares, may be deemed to be underwriters. Our ability to waive limitations applicable to the amounts which Participants may purchase pursuant to the Plan's Optional Cash Payment feature will allow for these sales.

Under the Plan, if you purchase shares directly from us, the net proceeds of the sale of those shares will be used to purchase additional real estate loans and securities and for general corporate purposes.

The Plan is intended for the benefit of our investors and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of shares of common stock. From time to time, financial intermediaries may engage in positioning transactions to benefit from the discount from the Market Price of the shares of common stock acquired through the reinvestment of dividends or Optional Cash Payments under the Plan. Those transactions may cause fluctuations in the price or trading volume of the shares of our common stock. We reserve the right to monitor activity in all Plan accounts, and to modify,

6

suspend, or terminate participation in the Plan by otherwise eligible holders of shares of common or preferred stock or interested new investors to eliminate practices which are, in our sole discretion, not consistent with the purposes or operation of the Plan, including investment limits per account, or which adversely affect the price of the shares of common stock or which could adversely affect our status as a REIT.

Available Options

2. What options are available under the Plan?

Stock Purchase Program.  Each month, you may elect to invest Optional Cash Payments in shares of common stock, subject to a minimum per month purchase of $100 if you are an existing stockholder at the time of election, or $500 if you are not a stockholder at the time of election, and a maximum per month purchase of $10,000. We may, in our sole discretion, waive the $10,000 limit and permit purchases to be made in excess of that limit. You may make Optional Cash Payments each month even if you do not reinvest dividends.

Dividend Reinvestment Program.  Holders of our stock who wish to participate in the Plan, whether Record Owners, Beneficial Owners, or interested new investors who make an initial investment through the Stock Purchase program described above may elect to have all, a portion, or none of the cash dividends paid on their shares of our stock automatically reinvested in additional shares of common stock through the Dividend Reinvestment Program. Cash dividends are paid on our common stock and on any other class of our equity securities that pays dividends, when and as authorized by our Board of Directors and declared by us. Cash dividends on our common stock are generally paid on a quarterly basis. Subject to the availability of shares of common stock registered for issuance under the Plan, there is generally no limitation on the amount of dividends you may reinvest under the dividend reinvestment feature of the Plan.

Benefits and Disadvantages

3. What are the benefits and disadvantages of the Plan?

Benefits

(a) Whether you are an eligible stockholder or a new investor, the Plan provides you with the opportunity to make monthly investments of Optional Cash Payments, subject to minimum and maximum amounts, for the purchase of additional shares of common stock. Shares purchased under the Optional Cash Payment program in an amount in any month of $10,000 or less, will be purchased either in the open market or directly from us. Shares purchased under the Optional Cash Payment program in a pre-approved amount in any month in excess of $10,000 will be purchased directly from us. The purchase price paid for shares with Optional Cash Payments of $10,000 or less will reflect a discount ranging from 0% to 3% from the Market Price. The purchase price paid for shares with pre-approved Optional Cash Payments in excess of $10,000 will reflect a discount ranging from 0% to 5% of Market Price. You will not pay any brokerage commissions or service fees incurred in connection with the open market purchases to the extent they, together with any discount from Market Price applicable to the purchase, do not exceed 5% of the value of the shares on the date of purchase.

(b) The Plan provides you with the opportunity to reinvest automatically cash dividends paid on all or a portion of your common stock in additional shares of common stock. Shares purchased with dividend reinvestments will be purchased either in the open market or directly from us. The purchase price paid for those shares will reflect a discount ranging from 0% to 3% of the Market Price. You will not pay any brokerage commissions or service charges in connection with any purchase made on the open market to the extent the combined brokerage commission and service charges, plus any discount from Market Price applicable to the purchase, do not exceed 5% of the value of the shares on the date of purchase.

(c) All cash dividends paid on Participants' Plan shares enrolled in the Dividend Reinvestment Program can be fully invested in additional shares of common stock because the Plan permits fractional shares to be credited to Plan accounts. Dividends on the fractional shares, as well as on whole shares, will also be reinvested in additional shares which will be credited to Plan accounts.

(d) The Plan Administrator, at no charge to you and at your election, either sends certificates to you for optional full shares purchased or provides for the safekeeping of stock certificates for shares credited to each Plan account.

7

(e) As a Participant in the Plan, you may also elect to deposit with the Plan Administrator certificates for other common stock registered in your name for safekeeping without charge. Because you bear the risk of loss in sending certificates to the Plan Administrator, certificates should be sent by registered mail, return receipt requested, and properly insured to the address specified in Question 4 below. If certificates are later issued either upon your request or upon termination of your participation, new, differently numbered certificates will be issued.

(f) Periodic statements reflecting all current activity, including purchases, sales and latest balances, will simplify your record keeping.

Disadvantages

(a) Neither we nor the Plan Administrator will pay interest on dividends or Optional Cash Payments held pending reinvestment or investment. In addition, Optional Cash Payments of less than $100 made by existing stockholders or less than $500 made by new investors, and that portion of any Optional Cash Payment which exceeds the maximum monthly purchase limit of $10,000 (unless the upper limit has been waived by us) may be subject to return to you without interest. In addition, for pre-approved Optional Cash Payments in excess of $10,000 used to purchase common stock directly from us, if the Threshold Price, if any, is not met or the Maximum Price you specified is exceeded, a portion or all of your Optional Cash Payments in excess of $10,000 will be subject to return to you without interest.

(b) With respect to pre-approved Optional Cash Payments in excess of $10,000, the actual number of shares to be issued to your Plan account will not be determined until after the end of the relevant Investment Period. Therefore, during the Investment Period you will not know the actual number of shares, if any, you have purchased.

(c) With respect to shares acquired from us, the Market Price may exceed the price at which shares of our common stock are trading on the Investment Date when the shares are issued. The fair market value on the Investment Date generally governs the amount of taxable income to stockholders and may affect the price at which your shares are purchased.

(d) Because Optional Cash Payments must be received by the Plan Administrator by the Optional Cash Payment Due Date, those payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions. In addition, Optional Cash Payments once received by the Plan Administrator will not be returned to you unless you send a written request to the Plan Administrator at least five business days before the relevant Investment Date (or in the case of pre-approved Optional Cash Payments in excess of $10,000, at least five business days before commencement of the relevant Investment Period).

(e) There is a nominal fee per transaction, a brokerage commission, and applicable share transfer taxes on resales that you may be required to pay to the Plan Administrator if you request that the Plan Administrator sell some or all or the shares of common stock credited to your Plan account.

(f) If you chose to reinvest cash dividends, you will be treated for federal income tax purposes as having received a distribution in cash on the distribution payment date. You may have to use other funds (or sell a portion of the common stock received) to fund the resulting tax liability.

Prospective investors should carefully consider the matters described in the Risk Factors section of this Prospectus Supplement before making an investment in our common stock.

8

Administration

4. Who Administers the Plan?

We have retained Computershare Trust Company, N.A. as Plan Administrator to administer the Plan, keep records, send statements of account activity, and perform other duties relating to the Plan. The mailing address, telephone number, website, and email addresses of the Plan Administrator are:

Computershare Trust Company, N.A.
P.O. Box 43078
Providence, RI 02940-3078
Telephone (888) 472-1955

http://www.computershare.com
web.queries@computershare.com

Certificates for Plan Shares purchased pursuant to the Stock Purchase Program but not designated for investment in the Dividend Reinvestment Program will be sent to you or held by the Plan Administrator, at your discretion, free of charge. Plan Shares designated for the Dividend Reinvestment Program will be held by the Plan Administrator and registered in the Plan Administrator's name (or its nominee) as agent for each Participant in the Plan. As record holder for the Plan Shares, the Plan Administrator will receive dividends on all Plan Shares held on the dividend Record Date, will credit those dividends to Participants' accounts on the basis of whole or fractional Plan Shares held in those accounts, and will automatically reinvest the dividends in additional shares of common stock according to the portion of the Participants' shares of stock designated to participate in the Dividend Reinvestment Program. Any remaining portion of cash dividends not designated for reinvestment will be sent to you. If the Plan Administrator resigns or otherwise ceases to act as plan administrator, we will appoint a new plan administrator to administer the Plan, and advise you of the change.

The Plan Administrator also acts as dividend disbursing agent, transfer agent, and registrar for our common stock.

Participation

For purposes of this section, responses are generally directed (a) to existing stockholders, according to the method by which their shares are held, or (b) to investors who are not currently stockholders but would like to make an initial purchase of common stock to become a Participant.

5. Who is eligible to participate?

A Record Owner (which means a stockholder who owns shares of our stock in his or her own name) or a Beneficial Owner (which means a stockholder who beneficially owns shares of our stock that are registered in a name other than his or her own name, for example, in the name of a broker, bank, or other nominee) may participate in the Plan. A Record Owner may participate directly in the Plan. A Beneficial Owner must either become a Record Owner by having shares transferred into his or her own name or coordinating with his or her broker, bank, or other nominee to participate in the Plan on his or her behalf. A broker, bank, or other nominee acting on behalf of a Beneficial Owner must have a separate account for each Beneficial Owner who is a Participant in the Plan and for whom it acts as the broker, bank, or other nominee. In addition, interested investors who are not stockholders may participate in the Plan through the Optional Cash Payment feature.

We may terminate, by written notice, at any time, any Participant's participation in the Plan if that participation would or could be in violation of the restrictions on ownership and transfer of our stock contained in our charter. Those restrictions prohibit any person or group of persons from acquiring or holding, directly or indirectly, ownership of shares of our capital stock in excess of 9.8% (by number or value) of the outstanding shares. The meanings given to the terms “group” and “beneficial ownership” may cause a person who individually owns less than 9.8% of the shares outstanding to be deemed to be holding shares in excess of the foregoing limitation. Our charter provides that in the event a person acquires shares of capital stock in excess of the foregoing limitation, the excess shares will be transferred to a trustee for the benefit of a beneficiary whose ownership of the shares would not violate the restrictions on ownership and transfer of our stock. Under our charter, certain transfers or attempted transfers that would jeopardize our qualification as a real estate investment trust for tax purposes may be void to the fullest extent permitted by law. In addition, we

9

reserve the right to modify, suspend, or terminate participation in the Plan by otherwise eligible holders of shares or new investors to eliminate practices which are, in our sole discretion, not consistent with the purposes or operation of the Plan, including investment limits per account, or which adversely affect the price of the shares of common stock or which could adversely affect our status as a REIT for tax purposes.

6. How does an eligible stockholder or interested new investor participate?

Record Owners may join the Plan by completing and signing an enrollment form and returning it to the Plan Administrator. Enrollment forms may be obtained at any time from the Plan Administrator.

Beneficial Owners who wish to participate in the Dividend Reinvestment Program must instruct their bank, broker, or other nominee to arrange participation in the Plan on the Beneficial Owner's behalf. The bank, broker, or other nominee should then make arrangements with its securities depository and the securities depository will provide the Plan Administrator with the information necessary to allow the Beneficial Owner to participate in the Plan. Alternatively, a Beneficial Owner may simply request that the number of shares the Beneficial Owner wishes to be enrolled in the Plan be reclassified or reregistered by the bank, broker, or other nominee in the Beneficial Owner's own name as Record Owner to participate directly in the Plan.

Beneficial Owners who wish to participate in the Stock Purchase Program must enroll through the Plan Administrator. To facilitate participation by Beneficial Owners, we have made arrangements with the Plan Administrator to reinvest dividends, on a per dividend basis, and accept Optional Cash Payments under the Stock Purchase Program by record holders such as brokers, banks, and other nominees, on behalf of Beneficial Owners. Interested Beneficial Owners are cautioned to insure that the broker, bank, or other nominee passes along the proceeds of any applicable discount to the beneficiary's account.

New investors may join the Plan as Record Owners by making an initial investment in an amount of at least $500 and up to a maximum amount of $10,000 unless the maximum limit is specifically waived by us. The new investor should mark the box on the enrollment form indicating that he or she is a new investor wishing to become a Participant and should designate the amount for the initial purchase of common stock. At the same time, the new Participant may designate all, a portion, or none of the shares to be purchased to be enrolled in the Dividend Reinvestment Program. The enrollment form should be returned to the Plan Administrator, with payment, on or before the applicable dates discussed below.

Any Participant who returns a properly executed enrollment form to the Plan Administrator without specifying the number of shares to be included in the Dividend Reinvestment Program will be enrolled as having selected the Full Dividend Reinvestment Option described below.

If an enrollment form requesting reinvestment of dividends is received by the Plan Administrator on or before the Record Date established for a particular dividend, reinvestment will commence with that dividend. If an enrollment form is received after the Record Date established for a particular dividend, the reinvestment of dividends will begin on the dividend payment date following the next Record Date if the stockholder or the participating bank, broker, or other nominee is still a holder of record. Additionally, for Participants wishing to make Optional Cash Payments to purchase shares under the Stock Purchase Program, full payment must be received by the Plan Administrator by the Optional Cash Payment Due Date. In the case of a new investor making an initial investment to become a Participant, both the enrollment form and full payment of the designated initial investment must be received by the Optional Cash Payment Due Date.

7. What does the enrollment form provide?

The enrollment form appoints the Plan Administrator as your agent and directs us to pay to the Plan Administrator your cash dividends on all or a specified number of shares of common stock that you own on the applicable Record Date, as well as on all whole and fractional shares of common stock credited to your Plan account. The enrollment form directs the Plan Administrator to purchase for your account on the Investment Date additional shares of common stock with those dividends and Optional Cash Payments, if any, made by you. The enrollment form also directs the Plan Administrator to reinvest automatically all, a portion, or none of the subsequent dividends with respect to shares of common stock credited to your Plan account. Dividends will continue to be reinvested on the number of shares of common stock that you own on the applicable Record Date and on all shares of common stock credited to your Plan account until you withdraw from the Plan, or we suspend or terminate the Plan.

10

The enrollment form provides for the purchase of initial or additional shares of common stock through the following investment options:

(1)  If you elect “Full Dividend Reinvestment,” the Plan Administrator will apply all cash dividends on all shares of common stock then or subsequently registered in your name, and all cash dividends on all shares of common stock credited to your Plan account, together with any Optional Cash Payments, toward the purchase of additional shares of common stock.

(2)  If you elect “Partial Dividend Reinvestment,” the Plan Administrator will apply all cash dividends on a specified number of shares of common stock that you own on the applicable Record Date registered in your name and specified on the enrollment form and all cash dividends on all shares of common stock credited to your Plan account, together with any Optional Cash Payments, toward the purchase of additional shares of common stock. The Plan Administrator will pay cash dividends on the remaining shares of common stock directly to you.

(3)  If you elect “All Dividends Paid in Cash,” you will continue to receive cash dividends on shares of common stock held for your benefit outside the Plan, if any, in the usual manner. However, the Plan Administrator will apply all cash dividends on all shares of common stock credited to your Plan account, together with any Optional Cash Payments that it receives from you, toward the purchase of additional shares of common stock.

You may select any one of these three options. In each case, the Plan Administrator will reinvest dividends on all shares of common stock credited to your Plan account, including dividends on shares of common stock purchased with any Optional Cash Payments, until you withdraw from the Plan altogether, or until we suspend or terminate the Plan. If you would prefer to receive cash payments of dividends paid on shares of common stock credited to your Plan account rather than reinvest such dividends, you must withdraw those shares from the Plan by written notification to the Plan Administrator.

You may change your investment options at any time by contacting the Plan Administrator as indicated in Question 4 or requesting a new enrollment form and returning it to the Plan Administrator at the address set forth in Question 4.

Any Participant who returns a properly executed enrollment form to the Plan Administrator without electing an investment option will be enrolled as having selected the Full Dividend Reinvestment Option.

8. How does an eligible stockholder or interested investor obtain an enrollment form?

You may obtain an enrollment form from the Plan Administrator or from us directly.

The mailing address, telephone number, website and email addresses of the Plan Administrator are:

Computershare Trust Company, N.A.
P.O. Box 43078
Providence, RI 02940-3078
Telephone: (888) 472-1955

http://www.computershare.com
web.queries@computershare.com

Our mailing address, telephone number, and website are:

Redwood Trust, Inc.
Attn: Investor Relations
One Belvedere Place, Suite 300
Mill Valley, CA 94941
Telephone: (415) 389-7373

www.redwoodtrust.com

Information contained on our website is not and should not be deemed a part of this Prospectus Supplement or any other report or filing filed with the SEC.

11

9. Is partial participation possible under the Plan?

Yes. New investors, Record Owners, or the bank, broker, or other nominee for Beneficial Owners may designate any desired number of their shares for which dividends are to be reinvested. Dividends will thereafter be reinvested only on the number of shares specified, and the Record Owner or Beneficial Owner, as the case may be, will continue to receive cash dividends on the remainder of the shares.

10. When may an eligible stockholder or interested new investor join the Plan?

A Record Owner or a Beneficial Owner may join the Plan at any time. A new investor may join the Plan by making an initial investment of at least $500 and up to $10,000 (or more with our permission) when returning the enrollment form. Once in the Plan, you remain in the Plan until you withdraw, we or the Plan Administrator terminate your participation or we terminate the Plan.

11. When will dividends and Optional Cash Payments be invested?

When shares are purchased from us, the Plan Administrator will make those purchases on the Investment Date in each month. The Investment Date will generally be the dividend payment date for dividends and, generally, the 21st day of a month for Optional Cash Payments of $10,000 or less, unless that date is not a business day, in which case it will be the first business day immediately thereafter, or, in the case of open market purchases, typically one or more days during the ten business day period beginning on the 21st day of the month, as market conditions permit. For pre-approved Optional Cash Payments in excess of $10,000, the Investment Date will be one or more days during a period of from one to twelve days we may designate during which our common stock is traded on the NYSE or other securities exchange. In addition, for Optional Cash Payments, we may designate other Investment Dates for any month, at our sole discretion.

When the Plan Administrator makes open market purchases, those purchases may be made on any securities exchange where the shares are traded, in the over-the-counter market, or in negotiated transactions, and may be subject to such terms with respect to price, delivery, and other matters as may be agreed to by the Plan Administrator. Neither we nor you will have any authorization or power to direct the time or price at which the Plan Administrator purchases shares or the selection of the broker or dealer through or from whom the Plan Administrator makes purchases.

If the Plan Administrator receives the enrollment form on or before the Record Date for a dividend payment, the election to reinvest dividends will begin with that dividend payment. If the Plan Administrator receives the enrollment form after the Record Date, reinvestment of dividends will begin on the dividend payment date following the next Record Date if you are still a stockholder of record.

The Plan Administrator will allocate shares and credit shares, computed to six decimal places, to your account as follows: (1) shares purchased from us will be allocated and credited as of the appropriate Investment Date; and (2) shares purchased in open market transactions will be allocated and credited as of the date on which the Plan Administrator completes the purchases of the aggregate number of shares to be purchased on behalf of all Participants with dividends to be reinvested or Optional Cash Payments, as the case may be, during the month.

No interest will be paid on cash dividends pending investment or reinvestment under the terms of the Plan. Since no interest is paid on cash held by the Plan Administrator, it normally will be in your best interest to defer Optional Cash Payments until shortly before the Optional Cash Payments are due.

Purchases and Prices of Shares

12. What will be the price to Participants of shares purchased under the Plan?

Shares acquired with reinvested dividends will be acquired directly from us or on the open market, in our discretion. Shares will be purchased for the Plan at a discount of between 0% and 3% from the Market Price, as defined below. The discount may vary from month to month, but once the discount is established, it will apply uniformly to all purchases made with dividend reinvestments during that month. We will pay any brokerage commissions and service charges incurred in connection with those purchases so long as they, together with any discount from Market Price applicable to the purchase, do not exceed, in the aggregate, 5% of the value of the shares on the date of purchase.

12

Shares acquired with Optional Cash Payments of $10,000 or less will be acquired directly from us or on the open market, in our discretion. Shares acquired with pre-approved Optional Cash Payments in excess of $10,000 will be acquired directly from us. Each month, we may establish a discount of between 0% and 3% from the Market Price applicable to Optional Cash Payments of $10,000 or less, or between 0% and 5% of the Market Price applicable to pre-approved Optional Cash Payments in excess of $10,000. The amount of the discount, if any, applicable to open market purchases may differ from the discount, if any, applicable to purchases made directly from us. The discount may vary each month but once established, it will apply uniformly to all purchases made using those respective Optional Cash Payments for purchases made on the open market or directly from us, as the case may be, during that month. We will pay any brokerage commissions and service charges incurred in connection with those purchases so long as they, together with any discount from Market Price applicable to the purchase, do not exceed, in the aggregate, 5% of the value of the shares on the date of purchase.

In no event, however, will the price paid, less brokerage commissions and service fees, if any, paid by us, be less than the Minimum Price, which is 95% of the fair market value of our common stock on the date of purchase.

The Market Price, in the case of shares purchased directly from us, will be the volume weighted average stock price on the date of purchase, computed to six decimal places, of our common stock on the NYSE or other applicable securities exchange for trading hours between 9:30 a.m. and 4:00 p.m., Eastern Time, as reported by the NYSE or other applicable stock exchange. In the case of shares purchased directly from us with pre-approved Optional Cash Payments in excess of $10,000, we will establish an Investment Period generally consisting of from one to twelve days (or any other number of days otherwise designated by us in our sole discretion from time to time and disclosed in any waiver we may grant) on which our common stock is expected to trade on the NYSE or other applicable securities exchange. Each of the days in the Investment Period will be a separate Investment Date and an equal proportion of your pre-approved Optional Cash Payment will be invested on each of those days. If no trading occurs in our common stock on one or more of those Investment Dates, or if the Market Price on one or more of those Investment Dates does not equal or exceed any Threshold Price we may have established, or if the Market Price on one or more of those Investment Dates exceeds any Maximum Price that you may have established, no purchases of common stock will be made with your pre-approved Optional Cash Payment on that date and the proportional amount of your pre-approved Optional Cash Payment that would otherwise have been invested on that date will be returned to you. In the case of shares purchased on the open market, the Market Price will be the weighted average of the actual prices paid, computed to six decimal places, for all of the common stock purchased by the Plan Administrator on the open market with all Participants' reinvested dividends and Optional Cash Payments for the related month.

Neither we nor you will have any authorization or power to direct the time or price at which the Plan Administrator purchases shares or the selection of the broker or dealer through or from whom the Plan Administrator makes the purchases.

13. What are the Record Dates and Investment Dates for Dividend Reinvestment?

For the reinvestment of dividends, the Record Date is the date set by our Board of Directors for determination of the ownership of the common stock entitled to payment of a dividend on the dividend payment date. Likewise, the dividend payment date authorized by our Board of Directors constitutes the Investment Date applicable to the reinvestment of that dividend with respect to shares of common stock acquired directly from us. The Investment Date with respect to shares of common stock that the Plan Administrator purchases in open market transactions will typically be one or more days during the ten business day period beginning on the dividend payment date, as market conditions permit. Dividends will be reinvested on the Investment Date using the applicable Market Price.

14. How will the number of shares purchased for you be determined?

Your Plan account will be credited with the number of shares, including fractions computed to six decimal places, equal to the total amount to be invested on your behalf divided by the purchase price per share. The total amount to be invested will depend on the amount of any dividends paid on the number of shares of common stock that you own and shares of common stock credited to your Plan account on the applicable

13

Record Date, or the amount of any Optional Cash Payments made by you and available for investment on the related Investment Date. Subject to the availability of shares of common stock registered for issuance under the Plan, there is no limit to the number of shares available for issuance pursuant to the reinvestment of dividends or with Optional Cash Payments.

15. What is the source of shares of common stock purchased under the Plan?

Shares of common stock credited to your Plan account will be purchased either directly from us, in which event the shares will be authorized but unissued shares, or on the open market or in privately negotiated transactions, or by a combination of the foregoing, at our option, after a review of current market conditions and our current and projected capital needs. We will determine the source of the shares of common stock to be purchased under the Plan at least one business day before the relevant Investment Date, and will notify the Plan Administrator of the same. Neither we nor the Plan Administrator will be required to provide any written notice to you as to the source of the shares of common stock to be purchased under the Plan, but information regarding the source of the shares of common stock may be obtained by contacting our investor relations department at (415) 389-7373.

16. How is the discount rate determined?

We may, at our discretion, offer discounts from market prices that could range from 0 – 3% (in the case of dividend reinvestments and Optional Cash Payments of $10,000 or less) and 0 – 5% (in the case of Optional Cash Payments in excess of $10,000). We reserve the right to periodically change or discontinue a discount rate or to offer different discount rates for different types of investments under the Plan. We generally determine the rate of discount to be offered based on a review of market conditions, the level of participation in the Plan, our current and projected capital needs and the alternative sources of capital available to us. We will determine the discount, if any, being offered at least one business day prior to an Investment Date or commencement of an Investment Period and you may call our automated information line at (415) 380-2304 or check our website at www.redwoodtrust.com for information regarding the discount rates being offered with respect to a particular Investment Date or Investment Period.

17. How does the Optional Cash Payment feature of the Plan work?

All Record Owners and interested new investors who have timely submitted signed enrollment forms indicating their intention to participate in the Optional Cash Payment feature, and all Beneficial Owners whose brokers, banks, or other nominees have timely submitted signed enrollment forms indicating their intention to participate in the Optional Cash Payment feature (except for Beneficial Owners whose brokers, banks, or other nominees hold the shares of the Beneficial Owners in the name of a major securities depository), are eligible to make Optional Cash Payments during any month, whether or not a dividend is declared. If a broker, bank, or other nominee holds shares of a Beneficial Owner in the name of a major securities depository, Optional Cash Payments must be made through the use of the broker and nominee form. Optional Cash Payments must be accompanied by an enrollment form or a broker and nominee form, as applicable. The Plan Administrator will apply any Optional Cash Payment received from you no later than the Optional Cash Payment Due Date (subject to the minimum and maximum investment limitations specified in the response to Question 18 below) to the purchase of additional shares of common stock for your account on the following Investment Date (or in the case of pre-approved Optional Cash Payments in excess of $10,000, the following Investment Dates), and will enroll all, a portion, or none of those shares in the Dividend Reinvestment Program as directed on the enrollment form.

The Optional Cash Discount will be established each month by us and will range from 0% to 3% of the Market Price for purchases made with Optional Cash Payments of $10,000 or less, and from 0% to 5% of the Market Price for purchases made with pre-approved Optional Cash Payments of more than $10,000. You are not obligated to participate in the Optional Cash Payment feature of the Plan. Optional Cash Payments need not be in the same amount each month.

18. What limitations apply to Optional Cash Payments?

Each Optional Cash Payment is subject to a minimum per month purchase of $100 for existing stockholders and $500 for new investors and a maximum per month purchase of $10,000. For purposes of these limitations, all Plan accounts under your common control or management (which will be determined in our

14

sole discretion) will be aggregated. Generally, Optional Cash Payments of less than $100 for existing stockholders or $500 for new investors, and that portion of any Optional Cash Payment which exceeds the monthly purchase limit of $10,000, unless that limit has been waived by us, will be returned to you without interest following the relevant Investment Date.

You may make Optional Cash Payments of up to $10,000 each month without our prior approval, subject to our right to modify, suspend, or terminate participation in the Plan by otherwise eligible holders of shares of common stock or interested new investors to eliminate practices which are, in our sole discretion, not consistent with the purposes or operation of the Plan or which adversely affect the price of the shares of common stock or our status as a REIT for tax purposes.

You may make Optional Cash Payments in excess of $10,000 only upon our acceptance of a completed Request for Waiver form from you and the Plan Administrator's receipt of that form. There is no pre-established maximum limit applicable to Optional Cash Payments that may be made pursuant to accepted Requests for Waivers. A Request for Waiver form must be received by us and the Plan Administrator and accepted by us and notice of our acceptance must have been received by the Plan Administrator no later than one business day prior to the Optional Cash Payment Due Date for the applicable Investment Date. Request for Waiver forms will be furnished at any time upon request to the Plan Administrator at the address or telephone number specified in the response to Question 4. If you are interested in obtaining further information about a Request for Waiver, you should contact our investor relations department at (415) 389-7373.

In no event will an Optional Cash Payment purchase be made at a price that, when reduced by the amount of the related brokerage commissions and service fees, if any, paid by us, is below the Minimum Price.

Your written Request for Waiver must include the proposed investment amount(s), Investment Period(s), and Maximum Price, if any, prior to the commencement of the requested Investment Period(s). If Requests for Waivers are submitted for any period for an aggregate amount in excess of the amount we are willing to accept, we may honor the requests in order of receipt, pro rata, or by any other method which we determine to be appropriate.

Waivers will be considered on the basis of a variety of factors, which may include our current and projected capital needs, the alternatives available to us to meet those needs, prevailing market prices for shares of common stock and our other securities, general economic and market conditions, expected aberrations in the price or trading volume of the shares of common stock, the potential disruption of the price of the shares of common stock by a financial intermediary, the number of shares of common stock that you hold, your past actions under the Plan, the aggregate amount of Optional Cash Payments for which waivers have been submitted, and the administrative constraints associated with granting the waivers. Grants of waivers will be made in our absolute discretion.

Unless we waive our right to do so, we may establish for any Investment Period a minimum Threshold Price applicable only to the investment of Optional Cash Payments that exceed $10,000 and that are made pursuant to Requests for Waivers, to provide us with the ability to set a minimum price at which shares of common stock will be sold under the Plan each month pursuant to the Requests. We will, at least one business day before each Optional Cash Payment Due Date, determine whether to establish a Threshold Price and, if a Threshold Price is established, its amount and so notify the Plan Administrator. The determination of whether to establish a Threshold Price and, if a Threshold Price is established, its amount, will be made by us in our sole discretion after consideration of current market conditions, the level of participation in the Plan, our current and projected capital needs and other factors we deem to be relevant. Neither we nor the Plan Administrator will be required to provide any written notice to you as to whether a Threshold Price has been established for any Investment Period, but information regarding the Threshold Price may be obtained by contacting our investor relations department at (415) 389-7373 or by visiting our website at www.redwoodtrust.com. Information contained on our website is not and should not be deemed a part of this Prospectus Supplement or any other report or filing filed with the SEC.

The Threshold Price, if any, for Optional Cash Payments made through Requests for Waivers, if established for an Investment Period, will be a stated dollar amount that the volume weighted average price of our

15

common stock on the NYSE or other applicable securities exchange on each trading day during the Investment Period (each of which will be an Investment Date), as reported by the NYSE or other applicable securities exchange for trading hours between 9:30 a.m. and 4:00 p.m., Eastern Time, must equal or exceed. In the event that the Threshold Price is not satisfied for a trading day during the Investment Period, then that day will not be an Investment Date and the proportional amount of your Optional Cash Payment that would otherwise have been invested on that date will not be invested and will be returned to you. For example, for a ten-day Investment Period, for each trading day on which the Threshold Price is not satisfied, 1/10 of each Optional Cash Payment made by you pursuant to a Request for Waiver will be returned to you, without interest, as soon as practicable after the applicable Investment Date. Thus, for example, if the Threshold Price is not satisfied for three of the ten trading days in an Investment Period, 3/10 of your Optional Cash Payment made pursuant to a Request for Waiver will be returned to you by check, without interest, as soon as practicable after the Investment Period. The Plan Administrator expects to mail such checks within five to ten business days after the applicable Investment Period. This return procedure will only apply when we have set a Threshold Price with respect to the relevant Investment Period.

Setting a Threshold Price for an Investment Period will not affect the setting of a Threshold Price for any subsequent Investment Period. The Threshold Price concept and return procedure discussed above apply only to Optional Cash Payments made through Requests for Waivers.

For any Investment Period, we may waive our right to set a Threshold Price for Optional Cash Payments made through Requests for Waivers. You may ascertain whether the Threshold Price applicable to a given Investment Period has been set or waived, as applicable, by calling our automated information line at (415) 380-2304.

Your Optional Cash Payments made pursuant to a Request for Waiver may specify a Maximum Price per share that you are willing to pay — and if the Market Price less the applicable discount exceeds the specified Maximum Price, your investment will not be made and your full payment will instead be returned to you without interest within five to ten days after the applicable Investment Date.

Each month, at least one business day before the relevant Investment Date (or commencement of the relevant Investment Period, in the case of pre-approved Optional Cash Payments in excess of $10,000), we will establish the discount from the Market Price applicable to Optional Cash Payments with respect to the corresponding Investment Date or Investment Period, as the case may be, and will notify the Plan Administrator of the same. The discount may be from 0% to 3% of the Market Price for purchases made with Optional Cash Payments of $10,000 or less, and from 0% to 5% of the Market Price for purchases made with pre-approved Optional Cash Payments of more than $10,000. The amount of the discount, if any, applicable to open market purchases may differ from the discount, if any, applicable to purchases made directly from us. The discount may vary each month, but once established will apply uniformly to all Optional Cash Payments of $10,000 or less, or more than $10,000, as the case may be, used to purchase shares on the open market or directly from us, as the case may be, during that month. The discount will be established in our sole discretion after a review of current market conditions, the level of participation in the Plan, our current and projected capital needs, and the alternative sources of capital available to us. Neither we nor the Plan Administrator will be required to provide any written notice to you as to the discount, but information regarding the discount applicable to the next Investment Date or Investment Period, as the case may be, may be obtained by calling our automated information line at (415) 380-2304 or by visiting our website at www.redwoodtrust.com. Information contained on our website is not and should not be deemed a part of this Prospectus Supplement or any other report or filing filed with the SEC. Setting a discount for an Investment Period will not affect the setting of a discount for any subsequent Investment Period.

19. What are the Due Dates and Investment Dates for Optional Cash Payments?

Optional Cash Payments will be invested on the related Investment Date or Investment Dates, as applicable. The Optional Cash Payment Due Date is one business day before (i) the relevant Investment Date, in the case of Optional Cash Payments of $10,000 or less, and (ii) the commencement of the relevant Investment Period, in the case of pre-approved Optional Cash Payments in excess $10,000. The Investment Date for Optional Cash Payments of $10,000 or less is generally on or about the 21st day of each month or, in the case of open market purchases, the Investment Date typically will be one or more days during the ten business day

16

period beginning on the 21st day of the month, as market conditions permit. The Investment Date for pre-approved Optional Cash Payments in excess of $10,000 will be each trading day in the Investment Period established by us, which may range from one to twelve days on which our shares of common stock trade on the New York Stock Exchange, typically beginning on the 21st day of the month. We may provide for more than one Investment Date per month, at our sole discretion.

Optional Cash Payments that the Plan Administrator timely receives will be applied to the purchase of shares of common stock on the applicable Investment Dates. No interest will be paid by us or the Plan Administrator on Optional Cash Payments held pending investment. Generally, Optional Cash Payments not timely received will be returned to you without interest following the next occurring Investment Date.

For a schedule of expected Optional Cash Payment Due Dates and Investment Dates, visit our website at www.redwoodtrust.com. Information contained on our website is not and should not be deemed a part of this Prospectus Supplement or any other report or filing filed with the SEC.

20. When must the Plan Administrator receive Optional Cash Payments?

Each month the Plan Administrator will apply any Optional Cash Payment for which good funds are timely received to the purchase of shares of common stock for your account at the next Investment Date (or during the next Investment Period, in the case of pre-approved Optional Cash Payments in excess of $10,000). For funds to be invested at the next Investment Date or during the next Investment Period, as the case may be, the Plan Administrator must have received a check or wire transfer by the Optional Cash Payment Due Date and that check, or wire transfer must have cleared on or before the Investment Date (or the first Investment Date of an Investment Period in the case of pre-approved Optional Cash Payments in excess of $10,000). Wire transfers may be used only if the Plan Administrator approves it verbally in advance. Checks and money orders are accepted subject to timely collection as good funds and verification of compliance with the terms of the Plan. Checks should be made payable to “Computershare — Redwood Trust, Inc. DSPP” and submitted together with, initially, the enrollment form or, subsequently, the form for additional investments attached to your statements. Checks returned for any reason will not be resubmitted for collection.

You can automatically invest a specified monthly amount (not less than $100, or $500 for the first investment by a new investor, and not more than $10,000 per month) deducted directly from your U.S. bank account by completing a direct debit authorization form and returning it to the Plan Administrator. Funds will be debited from your account on the third (3rd) day of each month, or the next business day if the 3rd is not a business day, prior to the Optional Cash Payment Due Date each month. You can change or stop automatic monthly investments by completing and returning a new direct debit authorization form or by contacting the Plan Administrator as indicated in Question 4. The Plan Administrator must receive your instructions and authorization ten business days prior to the monthly Optional Cash Payment Due Date.

No interest will be paid by us or the Plan Administrator on Optional Cash Payments held pending investment. Since no interest is paid on cash held by the Plan Administrator, it normally will be in your best interests to defer an Optional Cash Payment until shortly before the Optional Cash Payment is due.

For payments to be invested on an Investment Date, in addition to the receipt of good funds by the Optional Cash Payment Due Dates, the Plan Administrator must be in receipt of an enrollment form or a broker and nominee form, as appropriate, as of the same date.

21. May Optional Cash Payments be returned?

Yes. Upon written request to the Plan Administrator received at least five business days before the Investment Date (or in the case of pre-approved Optional Cash Payments in excess of $10,000, at least five business days before commencement of the Investment Period) with respect to which Optional Cash Payments have been delivered to the Plan Administrator, such Optional Cash Payments will be returned to you as soon as practicable. Requests received less than five business days before such date will not be returned but instead will be invested on the next related Investment Date. Additionally, in the case of shares being purchased from us, a pro rata portion of each Optional Cash Payment will be returned by check, without interest, as soon as practicable after the end of the Investment Period for each trading day that does not meet the Threshold Price, if any, applicable to Optional Cash Payments made pursuant to Requests for Waivers. Similarly, if the Market

17

Price less any applicable discount exceeds the requested Maximum Price, all your waiver request funds will be returned. Also, each Optional Cash Payment, to the extent that it does not either conform to the limitations, or clear within the time limits, will be subject to return to you as soon as practicable.

22. Will you incur any expenses in connection with your participation under the Plan?

You will incur no brokerage commissions or service charges in connection with the reinvestment of dividends or in connection with any purchases made pursuant to Optional Cash Payments under the Plan except in connection with purchases made on the open market (as opposed to purchases made directly from us) to the extent the brokerage commissions and service charges, together with any discount from the Market Price, in the aggregate, exceed 5% of the value of the common stock on the date of purchase. We will pay all other costs of administration of the Plan. Additionally, you may elect to send the certificates for your other shares of common stock to the Plan Administrator for safekeeping, and there is no fee for this service. Should you request that the Plan Administrator sell all or any portion of your shares, however, you may pay a nominal fee per transaction to the Plan Administrator, any related brokerage commissions, and applicable stock transfer taxes.

Account Statements

23. What kind of reports will be sent to you?

You will receive a statement of your account following each purchase or sale transaction and following any withdrawal of shares. These statements are your continuing record of the cost of your purchases and should be retained for income tax purposes. In addition, you will receive copies of other communications sent to holders of the shares of common stock, including our annual report to stockholders, the notice of annual meeting and proxy statement in connection with our annual meeting of stockholders, and Internal Revenue Service information for reporting dividends paid.

Dividends on Fractions

24. Will you be credited with dividends on fractions of shares?

Yes, fractional shares are computed to six decimal places and dividends are rounded to the nearest penny.

Certificates for Common Shares

25. Will certificates be issued for shares purchased?

No. Shares of common stock purchased for you will be held in the name of the Plan Administrator or its nominee. No certificates will be issued to you for shares in the Plan unless you submit a written, telephonic or Internet request to the Plan Administrator or until participation in the Plan is terminated. At any time, you may request that the Plan Administrator send you a certificate for some or all of the whole shares credited to your account by contacting the Plan Administrator as indicated in Question 4. You should mail this request to the Plan Administrator at the address set forth in the answer to Question 4. Any remaining whole shares and any fractions of shares will remain credited to your Plan account. Certificates for fractional shares will not be issued under any circumstances.

26. In whose name will certificates be registered when issued?

Your Plan account is maintained in the name registered at the time of your enrollment in the Plan. Share certificates for whole shares purchased under the Plan will be similarly registered when issued upon your request. If you are a Beneficial Owner, you should place the request through your banker, broker, or other nominee. If you wish to pledge shares credited to your Plan account, you must first withdraw those shares from the Plan account. If you wish to withdraw your shares and have any or all of the full shares held in your Plan account issued and delivered to you in physical form, you may do so contacting the Plan Administrator as indicated in Question 4. Registration of withdrawn shares in a name other than yours will require the Medallion Signature Guarantee of your signature.

18

Withdrawals and Termination

27. When may Participants withdraw from the Plan?

You may withdraw from the Plan with respect to all or a portion of the shares held in your Plan account at any time. If the request to withdraw is received before a dividend Record Date set by our Board of Directors for determining stockholders of record entitled to receive a dividend, the request will be processed on the day following the Plan Administrator's receipt of the request.

If the Plan Administrator receives your request to withdraw on or after a dividend Record Date, but before a payment date, the Plan Administrator, in its sole discretion, may either pay the dividend in cash or reinvest it in shares for your account. The request for withdrawal will then be processed as promptly as possible following the dividend payment date. All dividends subsequent to the dividend payment date or Investment Date will be paid in cash unless you re-enroll in the Plan, which may be done at any time.

Any Optional Cash Payments which have been sent to the Plan Administrator before a request for withdrawal will also be invested on the next Investment Date unless you expressly request return of that payment in the request for withdrawal, and the Plan Administrator receives the request for withdrawal at least five business days before the Investment Date (or in the case of pre-approved Optional Cash Payments in excess of $10,000, at least five business days before commencement of the Investment Period) with respect to which Optional Cash Payments have been delivered to the Plan Administrator.

28. How do you withdraw from the Plan?

If you wish to withdraw from the Plan with respect to all or a portion of the shares held in your Plan account, you must notify the Plan Administrator as indicated in Question 4. Upon your withdrawal from the Plan or termination of the Plan by us, certificates for the appropriate number of whole shares credited to your account under the Plan will be issued. Registration of withdrawn shares in a name other than yours will require the guaranty of your signature.

Upon withdrawal from the Plan, you may also request by telephone, through the Internet or in writing that the Plan Administrator sell all or part of the shares credited to your Plan account. The Plan Administrator will process the sales generally daily but not later than five business days of receipt of the request. The timing and price of the sale are at the sole discretion of the Plan Administrator. The Plan Administrator will send a check for the proceeds of the sale, less any brokerage commissions and service charges paid to the Plan Administrator and any applicable share transfer taxes, generally within five business days of the sale. All sale requests having an anticipated market value of $25,000 or more are expected to be submitted in written form.

Cash will be paid in lieu of any fraction of a share, based on the prevailing market price.

29. Are there any automatic termination provisions?

Yes. Participation in the Plan will be terminated if the Plan Administrator receives written notice of the death or adjudicated incompetence of a Participant, together with satisfactory supporting documentation of the appointment of a legal representative, at least five business days before (i) the next Record Date for purchases made through the reinvestment of dividends, or (ii) the Investment Date for Optional Cash Payments of $10,000 or less, or (iii) the commencement of the Investment Period in the case of pre-approved Optional Cash Payments in excess of $10,000, as applicable. In the event written notice of death or adjudicated incompetence and such supporting documentation is received by the Plan Administrator less than five business days before the next Record Date, Investment Date, or Investment Period, as applicable, shares will be purchased for the Participant with the related cash dividend or Optional Cash Payment and participation in the Plan will not terminate until after such dividend or payment has been invested. Thereafter, no additional purchase of shares will be made for the Participant's account and the Participant's shares and any cash dividends paid on those shares will be forwarded to the Participant's legal representative.

Further, participation in the Plan may be terminated if all whole shares have been disbursed from your stockholder account and your Plan account, leaving only a fraction of a share.

Lastly, participation in the Plan may be terminated if we have reason to believe that your continued participation may cause your share ownership to violate our 9.8% charter limit on share ownership or you do not respond to our effort to determine compliance with share ownership limitation requirements.

19

We reserve the right to monitor activity in all Plan accounts, and to modify, suspend, or terminate participation in the Plan by otherwise eligible holders of shares of common stock or interested new investors to eliminate practices which are, in our sole discretion, not consistent with the purposes or operation of the Plan, including investment limits per account, or which adversely affect the price of the shares of common stock or our status as a REIT for tax purposes.

Other Information

30. What happens if you sell or transfer all of the shares registered in your name?

If you dispose of all shares registered in your name and all shares held in your Plan account, and are not shown as a Record Owner on a dividend Record Date, you may be terminated from the Plan as of that date and the termination treated as though a withdrawal notice had been received before the Record Date.

31. What happens if we declare a stock dividend or a stock split?

Any dividend payable in shares and any additional shares distributed by us in connection with a share split in respect of shares credited to your Plan account will be added to that account. Share dividends or split shares which are attributable to shares registered in your own name and not in your Plan account will be mailed directly to you as in the case of stockholders not participating in the Plan.

32. How will shares held by the Plan Administrator be voted at meetings of stockholders?

If you are a Record Owner, you will receive a proxy card covering both directly held shares and shares held in the Plan. If you are a Beneficial Owner, you will receive a proxy covering shares held in the Plan through your broker, bank, or other nominee. If a proxy is returned properly signed (or returned electronically) and marked for voting, all the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed (or returned electronically) but no voting instructions are given, all of your shares will be voted in accordance with recommendations of our Board of Directors, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed or improperly completed, shares registered in your name may be voted only by you in person, or, if you are a Beneficial Owner, by your broker, bank or other nominee, if permitted by applicable laws and the rules of the NYSE; neither we nor the Plan Administrator will vote those shares.

33. What are our responsibilities and the Plan Administrator's responsibilities under the Plan?

We and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or required by applicable law or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a Participant's account upon his or her death, with respect to the prices at which shares are purchased and/or the times when purchases are made or with respect to any fluctuation in the market value before or after purchase or sale of shares. Nothing contained in the Plan limits our liability with respect to violations of federal securities laws.

We and the Plan Administrator will be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.

34. May the Plan be changed or discontinued?

Yes. We may suspend, terminate, or amend the Plan at any time and for any reason. Notice will be sent to all current Plan Participants of any suspension or termination, or of any amendment that alters the Plan terms and conditions, as soon as practicable after such action by us.

We may appoint a successor administrator or agent in place of the Plan Administrator at any time. You will be promptly informed of any such appointment.

Any questions of interpretation arising under the Plan will be determined by us, in our sole discretion, and our determination will be final.

35. What provisions are made for non-U.S. residents?

Optional Cash Payments made by foreign (non-U.S.) investors must be made in United States currency and will be invested in the same manner as Optional Cash Payments made by U.S. investors. Each investor is responsible for reviewing and is urged to review the applicable laws of his or her country of residence prior to investing in our common stock.

20

36. What about Taxes?

Information Reporting for Dividend Payments

You are responsible for any taxes that may be payable on dividends whether they are reinvested under the Plan or paid in cash. Additionally, your pro-rata portion of any brokerage commissions and service fees paid by us to purchase your shares on the open market and any purchase discounts received by you will be treated as taxable income to you. The Plan Administrator will send a Form 1099-DIV to you and the Internal Revenue Service after each year end, reporting all dividend income that you received during the year on your common stock, including any dividends reinvested, purchase discounts and your pro-rata portion of any brokerage commissions and service fees paid by us in connection with the acquisition of your shares on the open market.

If you sell shares of our common stock through the Plan, the Plan Administrator will send you and the Internal Revenue Service following the end of each year in which a sale occurs, a Form 1099-B indicating the total proceeds that you received from the sale transaction. U.S. Treasury regulations are subject to change and therefore you are urged to consult your tax advisor regarding the tax treatment of dividends reinvested under the Plan.

Withholding

If you fail to provide certain federal income tax certifications in the manner required by law, distributions on shares of common stock, proceeds from the sale of fractional shares and proceeds from the sale of shares of common stock held for your account will be subject to federal income tax backup withholding imposed at the fourth lowest tax rate applicable to unmarried individuals, or such other rate as is then in effect. If withholding is required for any reason, the appropriate amount of tax will be withheld before investment or payment. Certain stockholders (including most corporations) are, however, exempt from the above withholding requirements.

If you are a foreign investor you need to provide the required federal income certifications to establish your status as a foreign person so that the foregoing backup withholding does not to apply to you. You also need to provide the required certifications if you wish to claim the benefit of exemptions from federal income tax withholding or reduced withholding rates under a treaty or convention entered into between the United States and your country of residence. Generally, distributions to a foreign stockholder are subject to federal income tax withholding at 30% (or a lower treaty rate if applicable), but may be as much as 35% for certain types of income. Certain distributions or portion of a distribution to a foreign stockholder may still be subject to federal income tax withholding even when the distribution or that portion of the distribution is not treated as dividend under federal income tax laws. If you are a foreign stockholder whose distributions are subject to federal income tax withholding, the appropriate amount will be withheld and the remaining balance will be credited to your account to purchase shares of common stock.

We recommend that you retain your transaction statements for record keeping and tax reporting purposes. IRS rules are subject to change and you should consult with your tax advisor with respect to the tax treatment of dividends reinvested under the Plan. See the discussion below under the heading “Material Federal Income Tax Considerations” for more information regarding taxes.

37. Who bears the risk of market fluctuations in our shares of common stock?

Your investment in shares held in the Plan account is no different from your investment in directly held shares. You bear the risk of any loss and enjoy the benefits of any gain from market price changes with respect to those shares.

38. Who should be contacted with questions about the Plan?

All correspondence regarding the Plan should be directed to the Plan Administrator at the address set forth in the answer to Question 4. Please mention Redwood Trust, Inc. and this Plan in all correspondence.

21

39. How is the Plan interpreted?

Any question of interpretation arising under the Plan will be determined by us and our determination will be final. We may adopt additional terms and conditions of the Plan and its operation will be governed by the laws of the State of California.

40. What are some of your responsibilities under the Plan?

Shares of common stock credited to your Plan account are subject to escheat to the state in which you reside in the event the shares are deemed, under that state's laws, to have been abandoned by you. You, therefore, should notify the Plan Administrator promptly in writing of any change of address. Account statements and other communications to you will be addressed to you at the last address of record that you provide to the Plan Administrator.

You will have no right to draw checks or drafts against your Plan account or to instruct the Plan Administrator with respect to any shares of common stock or cash held by the Plan Administrator except as expressly provided in the Plan.

22

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations that apply to a Participant in the Plan. No assurance can be given that the conclusions set out below would be sustained by a court if challenged by the Internal Revenue Service, or IRS.

All prospective investors should also review the discussion under “Material U.S. Federal Income Tax Considerations” in the accompanying Prospectus.

The discussion that follows is based upon current available law, including the Code and U.S. Treasury regulations promulgated thereunder, IRS rulings and determinations, case law and other applicable authorities, all of which are subject to change both prospectively or retroactively. Moreover, relevant laws, other legal authorities and interpretations thereof may change in a manner that could adversely affect the tax treatment of us or our stockholders.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your personal investment circumstances or if you are an investor that is subject to certain special rules under federal income tax law (including financial institutions, insurance companies, broker-dealers and, except to the limited extent discussed below, tax-exempt entities and foreign taxpayers) and it does not discuss any aspects of state, local or foreign tax law. This discussion assumes that stockholders will hold their common stock as a “capital asset” (generally, property held for investment) under the Code. Investors are urged to consult their tax advisors as to the specific tax consequences to them of purchasing, holding, and disposing of the common stock, including the application and effect of federal, state, local, and foreign income and other tax laws.

Tax Consequences of Dividend Reinvestment

A Participant whose dividend distributions are reinvested in our common stock will be treated for federal income tax purposes as having received a distribution notwithstanding that the distribution is used to purchase additional shares of common stock. The amount of the dividend deemed received is not entirely clear. Based on several private letter rulings issued by the IRS concerning dividend reinvestment plans that are similar to ours, we believe that the amount of the distribution will likely equal the fair market value, as of the Investment Date, of the shares of our common stock purchased with reinvested dividends. Recently, however, the IRS issued a private letter ruling concluding that the amount of the distribution equals only the amount of the cash dividend that, but for the reinvestment election made by the shareholder, would have been distributed on the dividend payment date. With respect to our common stock purchased by the Plan Administrator in open market transactions, the IRS has indicated in private letter rulings that the amount of distribution received by a Participant would include a pro rata share of any brokerage commissions or other related charges paid by us in connection with the Plan Administrator’s purchase of our common stock on behalf of the Participant, but that our payment of the dividend reinvestment plan’s administrative expenses does not constitute a distribution to stockholders. Absent further guidance from the IRS, we intend to take the position that (i) the amount of your distribution is the fair market value of the stock you receive on reinvestments plus commissions and service charges and (ii) administrative expenses of the Plan paid by us do not constitute constructive distributions; however, because private letter rulings are not considered precedent for all taxpayers, no assurance can be given that the IRS will agree with our position. The constructive distributions described above otherwise will be treated in the same manner as non-reinvested cash distributions.

A Participant’s tax basis in each share of our common stock acquired by reinvestment of dividends under the Plan will generally equal the amount of the distribution deemed received (as described above). A Participant’s holding period in such common stock generally begins on the day following the date on which the shares of our common stock are credited to the Participant’s Plan account.

Tax Consequences of Optional Cash Payments

The IRS has indicated with respect to plans similar to this Plan that a Participant who both makes an optional cash purchase of common stock and reinvests all or a part of his dividends under a dividend reinvestment plan will be treated as having received a distribution equal to the excess (if any) of the fair market value on the Investment Date of our common stock purchased in an optional cash purchase over the amount of the Optional Cash Payment made by the Participant. Recently, however, the IRS has issued a private letter ruling

23

concluding that no distribution will be deemed to result from such an optional cash purchase. Also, if the shares of common stock are acquired by the Plan Administrator in an open market transaction, the IRS may assert that a Participant will be treated as receiving a distribution equal to a pro rata share of any brokerage commission or other related charges paid by us on behalf of the Participant. As with constructive distributions under the dividend reinvestment aspect of the Plan, such deemed distributions would be included in income in the same manner as reinvested cash distributions.

The IRS has held in a private letter ruling that a Participant who only makes optional cash purchases of common stock in a dividend reinvestment plan (and does not participate in the dividend reinvestment aspect of the Plan) will not be treated as having received a distribution reflecting either the excess (if any) of the fair market value on the Investment Date of our common stock over the amount of the Optional Cash Payment made by the Participant or a pro rata share of any brokerage commission or other related charges paid by us on behalf of the Participant. However, the IRS did not explain in the private letter ruling its rationale for making such a distinction, and it is unclear whether this theory would be applied to other taxpayers, particularly if the Participant is already a stockholder. Furthermore, because private letter rulings are not considered precedent by the IRS that can be relied upon by all taxpayers, no assurance can be given that the IRS would take this position with respect to transactions under the Plan.

A Participant’s tax basis in each share of our common stock acquired through an optional cash purchase under the Plan will generally equal the amount of distributions a Participant is treated as receiving with respect to such share (as described above), plus the amount of the Optional Cash Payment. A Participant’s holding period for common stock purchased under the Plan generally will begin on the day following the date on which the shares of our common stock are credited to the Participant’s Plan account.

Tax Consequences to Redwood Trust of the Plan

The IRS has ruled generally that if a REIT's dividend reinvestment plan allows stockholders of the REIT to elect to have cash distributions reinvested in shares of the REIT at a purchase price equal to at least 95% of the fair market value of such shares on the distribution date, such reinvested distributions are not preferential and continue to qualify for a dividends-paid deduction that counts towards the REIT’s annual distribution requirement (see — “Taxation of Redwood Trust — REIT Qualification — Distribution Requirements” in the accompanying Prospectus). The dividends-paid deduction is generally not available for the payment of preferential dividends. The IRS has also held (i) in a published ruling that constructive dividends arising from a discount under a dividend reinvestment plan, and (ii) in private letter rulings that constructive dividends arising from a discount under an optional purchase plan, are not preferential and therefore will qualify for a dividends-paid deduction as long as the discount does not exceed 5% of the fair market value of the shares acquired under such plan. The IRS has indicated in private letter rulings that the amount of brokerage fees and other related charges paid by a company as part of such a plan are included in calculating the discount for the purposes of applying this 5% limit. As a result, we should be able to deduct constructive distributions, if any, resulting from discounts given under the Plan with respect to shares that have been purchased directly from us because the discount on such shares will not exceed 5% and no brokerage fees will be incurred. With respect to shares purchased on the open market, however, the discount, brokerage fees and other service charges allocated to such shares could exceed the 5% limit. In such event, we could lose the ability to deduct all or a portion of the distributions (actual and deemed), unless we impose the minimum price provision set forth in the Plan.

State, Local and Foreign Tax Consequences

State, local and foreign income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction. You should consult your tax advisor regarding the effect of state, local and/or foreign tax laws on our tax treatment as a REIT and your investment in Redwood Trust.

ERISA INVESTORS

Because our common stock will qualify as a “publicly offered security,” employee benefit plans and individual retirement accounts may purchase shares of common stock and treat such shares, and not the underlying assets, as plan assets. Fiduciaries of ERISA plans should consider (i) whether an investment in our

24

common stock satisfies ERISA diversification requirement, (ii) whether the investment is in accordance with the ERISA plans' governing instruments and (iii) whether the investment is prudent.

USE OF PROCEEDS

We do not know either the number of shares of common stock that ultimately will be sold pursuant to the Plan or the prices at which the shares will be sold. We will receive proceeds from the purchase of shares of common stock through the Plan only to the extent that the purchases are made directly from us and not from open market purchases by the Plan Administrator. We intend to use the net proceeds from our sale of shares of our common stock pursuant to the Plan for the purchase of additional real estate loans and securities and for other general corporate purposes.

PLAN OF DISTRIBUTION

Except to the extent the Plan Administrator purchases common stock in open market transactions for sale pursuant to the Plan, the common stock sold under the Plan will be sold directly by us. We may sell common stock to owners of shares (including brokers or dealers) who, in connection with any resales of those shares, may be deemed to be underwriters. The shares, including shares acquired pursuant to waivers granted with respect to the Stock Purchase Program of the Plan, may be resold in market transactions (including coverage of short positions) on any national security exchange on which shares of common stock trade or in privately negotiated transactions. Our common stock is currently listed on the NYSE.

Under certain circumstances, it is expected that a portion of the shares of common stock sold under the Plan will be sold pursuant to waivers of the investment limit applicable to Optional Cash Payments we may grant from time to time. The difference between the price such owners pay to us for shares of common stock acquired under the Plan, after deduction of the applicable discount from the Market Price, and the price at which those shares are resold, may be deemed to constitute underwriting commissions received by the owners in connection with the transactions.

Subject to the availability of shares of common stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends. From time to time, financial intermediaries may engage in positioning transactions to benefit from the discount from the Market Price of common stock acquired through the reinvestment of dividends under the Plan.

We will pay any and all brokerage commissions and related expenses incurred in connection with purchases of common stock under the Plan except to the extent the brokerage commissions and service charges, together with any discount from the Market Price, relating to the purchase exceed 5% of the value of the common stock on the date of purchase. Upon withdrawal by a Participant from the Plan by the sale of common stock held under the Plan, the Participant will receive the proceeds of the sale less a nominal fee per transaction paid to the Plan Administrator (if the resale is made by the Plan Administrator at the request of the Participant), any related brokerage commissions and any applicable transfer taxes.

Common stock may not be available under the Plan in all jurisdictions. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any common stock or other securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission or the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

This Prospectus Supplement is part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act. This Prospectus Supplement does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s

25

Public Reference Room or on our website at http://www.redwoodtrust.com. Information contained on our website is not and should not be deemed a part of this Prospectus Supplement or any other report or filing filed with the SEC. Our statements in this Prospectus Supplement about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

You may request a free copy of any of such filings by writing or calling:

Redwood Trust, Inc.
One Belvedere Place, Suite 300
Mill Valley, California 94941
(415) 389-7373

INCORPORATION OF IMPORTANT INFORMATION BY REFERENCE

We “incorporate by reference” our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering is completed. This means that we can disclose important business, financial and other information in this Prospectus Supplement by referring you to the documents containing that information. All information incorporated by reference is part of this Prospectus Supplement, unless and until that information is updated and superseded by information filed with the SEC and incorporated later. Any information that we subsequently file with the SEC that is incorporated by reference will automatically update and supersede any previous information that is part of this Prospectus Supplement. We incorporate by reference the following:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006;
•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007;
•	Current Reports on Form 8-K filed on May 23, 2007 and November 14, 2007;
•	Proxy Statement with respect to the 2007 Annual Meeting of Stockholders filed on April 10, 2007;
•	The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on January 7, 1998; and
•	All documents filed by Redwood Trust, Inc. with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Prospectus Supplement and prior to the termination of the offering (but excluding any documents or portions of documents which are deemed “furnished” and not filed with the SEC).

We will provide without charge to you, upon written or oral request, a copy of any document incorporated by reference (other than exhibits to those documents unless the exhibits are specifically incorporated herein by reference into the documents that this Prospectus Supplement incorporates). Requests should be directed to:

Redwood Trust, Inc.
One Belvedere Place, Suite 300
Mill Valley, California 94941
(415) 389-7373

LEGAL OPINIONS

The validity of the common stock offered and certain legal matters will be passed upon by Venable LLP, Baltimore, Maryland. Certain tax matters will be passed on by Chapman and Cutler LLP, San Francisco, California.

EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2006 and 2005 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the

26

year ended December 31, 2006 have been so incorporated in reliance on the reports of Grant Thornton LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of and for the year ended December 31, 2004 incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

27

GLOSSARY

“Beneficial Owners” are stockholders who beneficially own shares of our stock that are registered in a name other than their own (for example, in the name of a bank, broker, or other nominee).

“Business day” means any day other than Saturday, Sunday, or legal holiday on which the New York Stock Exchange or another applicable securities exchange is closed or a day on which Redwood Trust, Inc. or the Plan Administrator is authorized or obligated by law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Company” means Redwood Trust, Inc., a Maryland corporation.

“Company Stock” or “Company's Stock” means Redwood Trust, Inc.'s common stock and any other classes of equity securities outstanding from time to time, collectively.

“common stock” means Redwood Trust, Inc.'s common stock, $0.01 par value per share.

“Dividend Reinvestment Program” refers to the provisions of the Plan pursuant to which a Participant in the Plan may elect to have all or a portion of the cash dividends paid on the Participant’s shares of our stock automatically reinvested in shares of our common stock.

“Investment Date” means (i) with respect to common stock acquired pursuant to a dividend reinvestment, in the case of shares acquired directly from us, the dividend payment date authorized by our Board of Directors or, in the case of open market purchases, one or more days during the ten business day period beginning on the 21st day of the month, as market conditions permit, (ii) with respect to common stock acquired pursuant to an Optional Cash Payment of $10,000 or less, in the case of shares acquired directly from us, on or about the 21st day of each month or, in the case of open market purchases, one or more days during the ten business day period beginning on the 21st day of the month, as market conditions permit, (iii) for pre-approved Optional Cash Payments in excess of $10,000, one or more days during the Investment Period, or (iv) such other date or dates as we may establish in our sole discretion.

“Investment Period” is the period we will establish from time to time, which will generally consist of from one to 12 days, during which our common stock is traded on the NYSE or other securities exchange and during which purchases of our shares of common stock will be made with pre-approved Optional Cash Payments in excess of $10,000.

“Market Price” means, with respect to shares purchased directly from us, the volume weighted average stock price computed to six decimal places, of our common stock on the NYSE or other applicable securities exchange on the date of purchase for trading hours between 9:30 a.m. and 4:00 p.m., Eastern Time, as reported by the NYSE or other applicable securities exchange. “Market Price” means, with respect to shares purchased on the open market, the weighted average of the actual prices paid, computed to six decimal places, for all of the common stock purchased by the Plan Administrator on the open market with all Participants' reinvested dividends and Optional Cash Payments for the related month.

“Maximum Price” means, with respect to Requests for Waivers, the amount established by you above which you will not purchase our common stock at the Investment Date. That is, should the Market Price, less applicable discount, exceed the Maximum Price you established, no purchases will be made.

“Minimum Price” means 95% of the fair market value of our common stock on the date of purchase.

“NYSE” means the New York Stock Exchange.

“Optional Cash Discount” means the discount from the Market Price applicable to dividend reinvestments and Optional Cash Payments used to purchase shares. The discount will vary from 0% to 3% of the Market Price for dividend reinvestments and Optional Cash Payments of $10,000 or less, and from 0% to 5% of the Market Price for pre-approved Optional Cash Payments in excess of $10,000 (based, in each case, on a variety of potential considerations). The amount of the Optional Cash Discount may vary from month to month.

28

“Optional Cash Payment” means a payment, other than a dividend reinvestment, made in accordance with the Plan by a Participant in the Plan to be applied to a purchase of shares of our common stock under the Plan.

“Optional Cash Payment Due Date” means one business day before (i) the relevant Investment Date, in the case of Optional Cash Payments of $10,000 or less, and (ii) the commencement of the relevant Investment Period, in the case of pre-approved Optional Cash Payments in excess of $10,000.

“Participant” means a record owner of our common stock, the beneficial owner of our common stock whose bank, broker or other nominee participates on the beneficial owner's behalf, or a new investor who wishes to participate in the Plan upon making an initial investment in our common stock.

“Plan” means the Redwood Trust, Inc. Direct Stock Purchase and Dividend Reinvestment Plan.

“Plan Administrator” means a plan administrator that administers the Plan, keeps records, sends statements of account to each Participant, and performs other duties related to the Plan. Computershare Trust Company, N.A. currently serves as plan administrator of the Plan.

“Plan Shares” are all shares of common stock held in a Participant's account under the Plan, including shares purchased through the Stock Purchase Program and all whole and fractional shares credited to a Participant's Plan account as the result of reinvestment of dividends on shares of our common stock enrolled in the Dividend Reinvestment Program.

“Record Date” means, with respect to reinvestments of dividends, the date set by our Board of Directors for determination of the ownership of the common stock entitled to payment of such dividends.

“Record Owner” refers to shareholders who own shares of our common stock in their own names.

“Request for Waiver” means a written request from a Participant, that we waive the $10,000 Optional Cash Payment limitation and allow the Participant to make Optional Cash Payments in excess of $10,000.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Purchase Program” refers to the provisions of the Plan pursuant to which a Participant in the Plan may elect to invest Option Cash Payments in shares of our common stock.

“Threshold Price” means the minimum price, if any, established by us that the Market Price must equal or exceed on a trading day during the Investment Period for Optional Cash Payments made pursuant to Requests for Waivers to be used to purchase shares of our common stock on that trading day.

29

PROSPECTUS

Redwood Trust, Inc.

Debt Securities
Common Stock
Preferred Stock
Warrants
Stockholder Rights
Units

We may from time to time offer, in one or more classes or series, separately or together, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus, the following securities:

•	debt securities, which may consist of debentures, notes, or other types of debt,
•	shares of our common stock,
•	shares of our preferred stock,
•	warrants to purchase shares of our common stock or preferred stock,
•	rights issuable to our stockholders to purchase shares of our common stock or preferred stock, to purchase warrants exercisable for shares of our common stock or preferred stock, or to purchase units consisting of two or more of the foregoing, and
•	units consisting of two or more of the foregoing.

We refer to the debt securities, common stock, preferred stock, warrants, rights, and units registered hereunder collectively as the “securities” in this prospectus. The specific terms of each series or class of the securities will be set forth in the applicable prospectus supplement and will include, where applicable:

•	in the case of debt securities, the specific title, aggregate principal amount, currency, form (which may be certificated or global), authorized denominations, maturity, rate (or manner of calculating the rate) and time of payment of interest, terms for redemption at our option or repayment at the holder’s option, terms for sinking payments, terms for conversion into shares of our common stock or preferred stock, covenants, and any initial public offering price,
•	in the case of preferred stock, the specific designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to transferability, dividends and other distributions, and terms and conditions of redemption and any initial public offering price,
•	in the case of warrants or rights, the duration, offering price, exercise price, and detachability, and
•	in the case of units, the constituent securities comprising the units, the offering price, and detachability.

In addition, the specific terms may include limitations on actual or constructive ownership and restrictions on transfer of the securities, in each case as may be appropriate to preserve the status of our company as a real estate investment trust, or REIT, for federal income tax purposes. The applicable prospectus supplement will also contain information, where applicable, about certain United States federal income tax consequences relating to, and any listing on a securities exchange of, the securities covered by such prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities.

The securities may be offered directly by us or by any selling security holder, through agents designated from time to time by us or to or through underwriters or dealers. If any agents, dealers, or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission, or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections entitled “Plan of Distribution” and “About This Prospectus” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such series of securities.

Our common stock currently trades on the New York Stock Exchange, or NYSE, under the symbol “RWT”. On November 20, 2007, the last reported sale price of our common stock was $35.11 per share.

INVESTING IN THE SECURITIES INVOLVES RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 1.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 23, 2007

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with different or additional information. We are offering to sell the securities and seeking offers to buy the securities only in jurisdictions where offers and sales are permitted.

We have not authorized any dealer or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying supplement to this prospectus. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying supplement to this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying supplement to this prospectus is delivered or securities are sold on a later date.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings. This prospectus sets forth certain terms of the securities that we may offer.

Each time we offer securities, we will attach a prospectus supplement to this prospectus. The prospectus supplement will contain the specific description of the terms of the offering. The prospectus supplement will supersede this prospectus to the extent it contains information that is different from, or that conflicts with, the information contained in this prospectus.

It is important for you to read and consider all information contained in this prospectus and the applicable prospectus supplement in making your investment decision. You should also read and consider the information contained in the documents identified under the heading “Where You Can Find More Information” in this prospectus.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we”, “us”, or “our” mean Redwood Trust, Inc. and our consolidated subsidiaries, except where it is made clear that the terms mean Redwood Trust, Inc. only. Our executive offices are located at One Belvedere Place, Suite 300, Mill Valley, California 94941; our telephone number is (415) 389-7373.

RISK FACTORS

You should carefully consider any specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, incorporated into this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You should consider carefully those risk factors together with all of the other information included and incorporated by reference in this prospectus before you decide to purchase our securities.

CAUTIONARY STATEMENT

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in this prospectus and the accompanying prospectus supplement under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described from time to time in reports we file with the SEC, including under the heading “Risk Factors” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Important factors, among others, that may affect our actual results include: changes in interest rates; changes in prepayment rates; general economic conditions, particularly as they affect the price of earning assets and the credit status of borrowers; the availability of high quality assets for purchase at attractive prices; declines in home prices; increases in mortgage payment delinquencies; changes in the level of liquidity in the capital markets which may adversely affect our ability to finance our real estate asset portfolio; changes in liquidity in the market for real estate securities, the re-pricing of credit risk in the capital markets, rating agency downgrades of securities and increases in the supply of real estate securities available for sale, each of which may adversely affect the values of securities we own; the extent of changes in the values of securities we own and the impact of adjustments reflecting those changes on our income statement and balance sheet, including our stockholders’ equity; our ability to maintain the positive stockholders’ equity necessary to enable us to pay the dividends required to maintain our status as a real estate investment trust for tax purposes; and other factors not presently identified.

REDWOOD TRUST, INC.

Redwood Trust, Inc. is a financial institution focused on investing in, financing, and managing residential and commercial real estate loans and securities. We seek to invest in assets that have the potential to provide high cash flow returns over a long period of time to help support our goal of distributing attractive levels of dividends per share. For tax purposes, we are structured as a real estate investment trust (REIT).

Our primary source of income is net interest income, which equals the interest income we earn from our investments in loans and securities less the interest expenses we incur from our borrowed funds and other liabilities. We assume a range of risks in our investments and the level of assumed risk dictates the manner in which we finance our purchase of and derive income from these investments.

Our investments in residential, commercial, and collateralized debt obligation, or CDO, credit enhancement securities, or CES, or below investment-grade securities, have concentrated credit risk. We finance the acquisition of most of our first-loss and equivalent CES that are directly exposed to credit losses with capital. We generally finance the acquisition of our second-loss, third-loss, and equivalent securities through our Acacia securitization program. To date, our primary credit enhancement investment focus has been in securities backed by high-quality residential and commercial real estate loans. “High-quality” real estate loans are loans that typically have low loan-to-value ratios, borrowers with strong credit histories, and other indications of quality relative to the range of loans within U.S. real estate markets as a whole. Our CES investment returns depend on the amount and timing of most of the interest and principal collected on the loans in the pools supporting the securities. In an ideal environment for most of our residential CES, we would experience fast loan prepayments and low credit losses which would, in turn, lead to attractive CES returns. Conversely, the return on most of our residential CES investments would be adversely affected by slow loan prepayments and high credit losses.

Our investments in real estate loans and investment-grade securities, or IGS, have less relative concentrated credit risk. To produce an attractive investment return on these lower credit risk assets, we use leverage (primarily structural leverage through securitization rather than financial leverage through the use of Redwood debt). We earn income based upon the spread between the yield on the acquired asset and the cost of funds we borrowed to acquire the asset. We have obtained most of the financing used to acquire these assets through the issuance of asset-backed securities, or ABS, under our Sequoia and Acacia securitization programs. These financings are not obligations of Redwood.

Redwood Trust, Inc. was incorporated in the State of Maryland on April 11, 1994, and commenced operations on August 19, 1994. Our executive offices are located at One Belvedere Place, Suite 300, Mill Valley, California 94941; our telephone number is (415) 389-7373.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement for any offering of securities, we intend to use the net proceeds from the sale of securities for the acquisition of real estate assets and for general corporate purposes. Pending such uses, we may use the net proceeds from the sale of any securities to reduce short-term indebtedness.

RATIOS OF EARNINGS TO FIXED CHARGES AND
EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred stock dividends for the nine months ended September 30, 2007 and each of the previous five years ended December 31 were as follows:

	Nine Months Ended September 30, 2007	Fiscal Year Ended December 31,
		2006	2005	2004	2003	2002
Ratio of earnings to fixed charges	0.95x	1.20x	1.29x	1.56x	1.68x	1.62x
Ratio of earnings to fixed charges and preferred stock dividends	0.95x	1.20x	1.29x	1.56x	1.67x	1.56x

The ratio of earnings to fixed charges represents the number of times “fixed charges” are covered by “earnings.” “Fixed charges” consist of interest on outstanding asset backed securities issued and debt and amortization of debt discount and expense. The proportion deemed representative of the interest factor of operating lease expense has not been deducted as the total operating lease expense in itself was de minimis and did not affect the ratios in a material way. “Earnings” consist of consolidated income before income taxes and fixed charges.

For the nine months ended September 30, 2007, consolidated income before income taxes was insufficient to cover fixed charges by $24.5 million.

GENERAL DESCRIPTION OF SECURITIES

The following is a brief description of the material terms of our securities that may be offered under this prospectus. This description does not purport to be complete and is subject in all respects to applicable Maryland law and to the provisions of our charter and bylaws, including any amendments or supplements thereto, copies of which are on file with the SEC as described under “Where You Can Find Information” and are incorporated by reference herein.

We, directly or through agents, dealers, or underwriters designated from time to time, may offer, issue, and sell, together or separately:

•	debt securities, which may consist of debentures, notes, or other types of debt,
•	shares of our common stock,
•	shares of our preferred stock,
•	warrants to purchase shares of our common stock or preferred stock,
•	rights issuable to our stockholders to purchase shares of our common stock or preferred stock, to purchase warrants exercisable for shares of our common stock or preferred stock, or to purchase units consisting of two or more of the foregoing, and
•	units consisting of two or more of the foregoing.

We may issue the debt securities as exchangeable for or convertible into shares of common stock, preferred stock, or other securities. The preferred stock may also be exchangeable for and/or convertible into shares of common stock, another series of preferred stock, or other securities. The debt securities, the preferred stock, the common stock, the warrants, the rights, and the units are collectively referred to in this prospectus as the securities. When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities.

Our charter provides that we have authority to issue up to 50,000,000 shares of stock, par value $0.01 per share, all of which is currently classified as common stock. Our common stock is listed on the New York Stock Exchange, and we intend to so list any additional shares of our common stock which are issued and sold hereunder. We may elect to list any future class or series of our securities issued hereunder on an exchange, but we are not obligated to do so. Under Maryland law, our stockholders generally are not liable for our debts or obligations.

DESCRIPTION OF DEBT SECURITIES

The debt securities covered by this prospectus will be our debt securities issued under an indenture to be entered into between us and a trustee to be identified in the applicable prospectus supplement. This prospectus, together with a prospectus supplement, will describe all the material terms of a particular series of debt securities. Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

The following is a summary of the most important provisions and definitions of the form of indenture we intend to enter into with a trustee. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. Capitalized terms used in the summary have the meaning specified in the indenture.

In this description of debt securities, the words “we”, “us”, or “our” refer only Redwood Trust, Inc. and not to any of our subsidiaries.

General

Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

The prospectus supplement will set forth:

•	whether the debt securities will be senior or subordinated;

•	the offering price;
•	the form and terms of any guarantee of any debt securities;
•	the title;
•	any limit on the aggregate principal amount;
•	the person who shall be entitled to receive interest, if other than the record holder on the record date;
•	the date the principal will be payable;
•	the interest rate, if any, the date interest will accrue, the interest payment dates, and the regular record dates;
•	the place where payments may be made;
•	any mandatory or optional redemption provisions;
•	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;
•	if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable, whether we or the holder may elect payment to be made in a different currency and the manner in which the exchange rate with respect to these payments will be determined;
•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;
•	whether the debt securities will be issued in bearer or fully registered form (and if in fully registered form, whether the debt securities will be issuable, in whole or in part, as global debt securities);
•	the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount;
•	if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount which will be deemed to be the principal amount;
•	any defeasance provisions if different from those described below under “Defeasance of Debt Securities and Certain Covenants in Certain Circumstances”;
•	any conversion or exchange provisions;
•	any obligation to redeem or purchase the debt securities pursuant to a sinking fund;
•	whether the debt securities will be issuable in the form of a global security;
•	any subordination provisions;
•	any deletions of, or changes or additions to, the events of default or covenants; and
•	any other specific terms of such debt securities.

Unless otherwise specified in the prospectus supplement:

•	the debt securities will be registered debt securities; and
•	registered debt securities denominated in U.S. dollars will be issued in denominations of $2,000 and an integral multiple of $1,000 thereafter.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates.

Exchange and Transfer

Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any potential redemption of debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or
•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

We may initially appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary that we will identify in a prospectus supplement;
•	be deposited with the depositary or nominee or custodian; and
•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;
•	an event of default is continuing; or
•	any other circumstances described in a prospectus supplement occurs.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

•	will not be entitled to have the debt securities registered in their names;
•	will not be entitled to physical delivery of certificated debt securities; and
•	will not be considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers, and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary.

The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and Paying Agent

The provisions of this paragraph will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The corporate trust office will be designated as our sole paying agent.

We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents, or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, Merger, and Sale of Assets

Except as otherwise set forth in the applicable prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer, or lease our properties and assets substantially as an entirety to, any person, unless:

•	the successor, if any, is a U.S. corporation, limited liability company, partnership, trust, or other entity;
•	the successor assumes our obligations on the debt securities and under the indenture;
•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and
•	certain other conditions are met.

Events of Default

Unless we inform you otherwise in the prospectus supplement, the indenture will define an event of default with respect to any series of debt securities as one or more of the following events:

(1)	failure to pay principal of or any premium on any debt security of that series when due;
(2)	failure to pay any interest on any debt security of that series for 30 days when due;
(3)	failure to deposit any sinking fund payment within 30 days of when due;
(4)	failure to perform any other covenant in the indenture continued for 90 days after being given the notice required in the indenture;
(5)	our bankruptcy, insolvency, or reorganization; and
(6)	any other event of default specified in the prospectus supplement.

An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

If an event of default, other than an event of default described in clause (5) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately.

If an event of default described in clause (5) above shall occur, the principal amount of all the debt securities of that series will automatically become immediately due and payable.

After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder will not have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

(1)	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;
(2)	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and
(3)	the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium, or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security without following the procedures listed in (1) through (3) above.

We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults.

Modification and Waiver

Except as provided in the next two succeeding paragraphs, we and the trustee may make modifications and amendments to the indenture (including, without limitation, through consents obtained in connection with a purchase of, or tender offer or exchange offer for, outstanding securities) and may waive any existing default or event of default (including, without limitation, through consents obtained in connection with a purchase of, or tender offer or exchange offer for, outstanding securities) with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

•	change the stated maturity of any debt security;
•	reduce the principal of, premium, if any, on or interest on any debt security;
•	reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;
•	reduce the rate of or extend the time for payment of interest on any debt security;

•	change the currency in which any debt security is payable;
•	impair the right to enforce any payment after the stated maturity or redemption date;
•	waive any default or event of default in payment of the principal of, premium on or interest on any debt security;
•	waive a redemption payment or modify any of the redemption provisions of any debt security;
•	adversely affect the right, if any, to convert any debt security; or
•	change the provisions in the indenture that relate to modifying or amending the indenture.

Notwithstanding the preceding, without the consent of any holder of outstanding securities, we and the trustee may amend or supplement the indenture:

•	to cure any ambiguity, defect, or inconsistency;
•	to provide for uncertificated securities in addition to or in place of certificated securities;
•	to provide for the assumption of our obligations to holders of any debt security in the case of a merger or consolidation or sale of all or substantially all of our assets;
•	to make any change that would provide any additional rights or benefits to the holders of securities or that does not adversely affect the legal rights under the indenture of any such holder;
•	to comply with requirements of the Commission in order to effect or maintain the qualification of an indenture under the Trust Indenture Act;
•	to conform the text of the indenture to any provision of the Description of Debt Securities to the extent that such provision in the Description of Debt Securities was intended to be a verbatim recitation of a provision of the indenture;
•	to provide for the issuance of additional securities in accordance with the limitations set forth in the indenture as of the date of the indenture;
•	to allow any guarantor to execute a supplemental indenture with respect to debt securities and to release guarantors in accordance with the terms of the indenture; or
•	to add additional obligors under the indenture and the securities.

The consent of holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Satisfaction and Discharge; Defeasance

Legal Defeasance.  The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost, or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium, and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain, or loss for

United States federal income tax purposes as a result of the deposit, defeasance, and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance, and discharge had not occurred.

Defeasance of Certain Covenants.  The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger, and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and
•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.

The conditions include:

•	depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and
•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain, or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default.  In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we shall remain liable for those payments.

Notices

Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing Law

The indenture and the debt securities will be governed by, and construed under, the laws of the State of New York.

Regarding the Trustee

The indenture limits the right of the trustee, should it become a creditor of us, to obtain payment of claims or secure its claims.

The trustee is permitted to engage in certain other transactions. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.

DESCRIPTION OF COMMON STOCK

All shares of common stock offered by this prospectus will be duly authorized, fully paid, and nonassessable. Holders of our common stock are entitled to receive dividends if, as, and when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. They are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution, or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock.

Subject to our charter restrictions on transfer of our stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption, or, if listed on the New York Stock Exchange, appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to our charter restrictions on transfer of our stock, all shares of common stock will have equal dividend, liquidation, and other rights.

Transfer Agent, Registrar, and Dividend Disbursing Agent

The transfer agent, registrar, and dividend disbursing agent for our common stock is currently Computershare Investor Services, LLC.

Power to Reclassify Shares of Our Stock; Issuance of Additional Shares

Our charter authorizes our board of directors to classify and reclassify from time to time any unissued shares of our stock into other classes or series of stock, including preferred stock, and to cause the issuance of such shares. Prior to issuance of shares of each class or series, the board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. We believe that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer, or prevent a transaction or a change in control of Redwood Trust that might involve a premium price for holders of common stock or otherwise be in their best interest. We have no shares of preferred stock presently outstanding.

DESCRIPTION OF PREFERRED STOCK

Our charter authorizes our board of directors to classify from time to time any unissued shares of stock in one or more classes or series of preferred stock and to reclassify any previously classified but unissued preferred stock of any class or series, in one or more classes or series. If we offer preferred stock pursuant to this prospectus in the future, the applicable prospectus supplement will describe the terms of such preferred stock, including the following, where applicable:

•	the designation of the shares and the number of shares that constitute the class or series;
•	the dividend rate (or the method of calculating dividends), if any, on the shares of the class or series and the priority as to payment of dividends with respect to other classes or series of our shares of stock;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;
•	the dividend periods (or the method of calculating the dividend periods);
•	the voting rights of the preferred stock, if any;
•	the liquidation preference and the priority as to payment of the liquidation preference with respect to other classes or series of our stock and any other rights of the shares of the class or series upon our liquidation or winding-up;
•	whether or not and on what terms the shares of the class or series will be subject to redemption or repurchase at our option;
•	whether the shares of the class or series of preferred stock will be listed on a securities exchange or quoted on an inter-dealer quotation system;
•	any limitations on direct or beneficial ownership and restrictions on transfer applicable to the preferred stock, in addition to those already set forth in our charter, that may be necessary to preserve our status as a real estate investment trust; and
•	the other rights and privileges and any qualifications, limitations, or restrictions of the rights or privileges of the class or series.

Transfer Agent, Registrar, and Dividend Disbursing Agent

The transfer agent, registrar, and dividend disbursing agent for our preferred stock is currently Computershare Investor Services, LLC. If different, we will specify in the applicable prospectus supplement the transfer agent, registrar, and dividend disbursing agent for any series of preferred stock offered by that prospectus supplement.

DESCRIPTION OF SECURITIES WARRANTS

We may issue securities warrants for the purchase of common stock or preferred stock, respectively referred to as common stock warrants and preferred stock warrants. Securities warrants may be issued independently or together with any other securities offered by this prospectus and any accompanying prospectus supplement and may be attached to or separate from such other securities. Each issuance of the securities warrants will be issued under a separate securities warrant agreement to be entered into by us and a bank or trust company, as securities warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered securities warrants. Each issue of securities warrants will be evidenced by securities warrant certificates. The securities warrant agent will act solely as an agent of ours in connection with the securities warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holder of securities warrant certificates or beneficial owners of securities warrants.

If we offer securities warrants pursuant to this prospectus in the future, the applicable prospectus supplement will describe the terms of such securities warrants, including the following, where applicable:

•	the offering price;
•	the aggregate number of shares purchasable upon exercise of such securities warrants, and in the case of securities warrants for preferred stock, the designation, aggregate number, and terms of the class or series of preferred stock purchasable upon exercise of such securities warrants;
•	the designation and terms of the securities with which such securities warrants are being offered, if any, and the number of such securities warrants being offered with each such security;
•	the date on and after which such securities warrants and any related securities will be transferable separately;
•	the number of shares of preferred stock or shares of common stock purchasable upon exercise of each of such securities warrants and the price at which such number of shares of preferred stock or common stock may be purchased upon such exercise;

•	the date on which the right to exercise such securities warrants shall commence and the expiration date on which such right shall expire;
•	federal income tax considerations; and
•	any other material terms of such securities warrants.

Holders of future securities warrants, if any, will not be entitled by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as stockholders of Redwood Trust.

DESCRIPTION OF
RIGHTS TO PURCHASE SHARES OF COMMON OR PREFERRED STOCK

We may issue, as a dividend at no cost, to holders of record of our securities or any class or series thereof on the applicable record date, rights to purchase shares of our common stock or preferred stock, to purchase warrants exercisable for shares of our common stock or preferred stock, or to purchase units consisting of two or more of the foregoing. In this prospectus, we refer to such rights as “stockholder rights.” If stockholders rights are so issued to existing holders of securities, each stockholder right will entitle the registered holder thereof to purchase the securities issuable upon exercise of the rights pursuant to the terms set forth in the applicable prospectus supplement.

If stockholder rights are issued, the applicable prospectus supplement will describe the terms of such stockholder rights including the following where applicable:

•	record date;
•	subscription price;
•	subscription agent;
•	aggregate number of shares of preferred stock, shares of common stock, warrants, or units purchasable upon exercise of such stockholder rights and in the case of stockholder rights for preferred stock or warrants exercisable for preferred stock, the designation, aggregate number, and terms of the class or series of preferred stock purchasable upon exercise of such stockholder rights or warrants;
•	the date on which the right to exercise such stockholder rights shall commence and the expiration date on which such right shall expire;
•	federal income tax considerations; and
•	other material terms of such stockholder rights.

In addition to the terms of the stockholder rights and the securities issuable upon exercise thereof, the prospectus supplement may describe, for a holder of such stockholder rights who validly exercises all stockholder rights issued to such holder, how to subscribe for unsubscribed securities, issuable pursuant to unexercised stockholder rights issued to other holders, to the extent such stockholder rights have not been exercised.

Holders of stockholder rights will not be entitled by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as stockholders of Redwood Trust, except to the extent described in the related prospectus supplement.

DESCRIPTION OF UNITS

We may issue units consisting of two or more other constituent securities. These units may be issuable as, and for a specified period of time may be transferable only as a single security, rather than as the separate constituent securities comprising such units. The statements made in this section relating to the units are summaries only. These summaries are not complete. When we issue units, we will provide the specific terms of the units in a prospectus supplement. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

When we issue units, we will provide in a prospectus supplement the following terms of the units being issued:

•	the title of any series of units;
•	identification and description of the separate constituent securities comprising the units;
•	the price or prices at which the units will be issued;
•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;
•	information with respect to any book-entry procedures;
•	a discussion of any material or special United States federal income tax consequences applicable to an investment in the units; and
•	any other terms of the units and their constituent securities.

RESTRICTIONS ON OWNERSHIP AND TRANSFER AND REPURCHASE OF SHARES

In order that we may meet the requirements for qualification as a REIT at all times, among other purposes, our charter prohibits any person from acquiring or holding beneficial ownership of shares of our common stock or preferred stock (collectively, “capital stock”) in excess of 9.8%, in number of shares or value, of the outstanding shares of the related class of capital stock. For this purpose, the term “beneficial ownership” means beneficial ownership, as determined under Rule 13d-3 under the Exchange Act, of capital stock by a person, either directly or constructively under the constructive ownership provisions of Section 544 of the Internal Revenue Code of 1986, as amended (the Code), and related provisions.

Under the constructive ownership rules of Section 544 of the Code, a holder of a warrant generally will be treated as owning the number of shares of capital stock into which such warrant may be converted. In addition, the constructive ownership rules generally attribute ownership of securities owned by a corporation, partnership, estate, or trust proportionately to its stockholders, partners, or beneficiaries, respectively. The rules may also attribute ownership of securities owned by family members to other members of the same family and may treat an option to purchase securities as actual ownership of the underlying securities by the optionholder. The rules further provide when securities constructively owned by a person will be considered to be actually owned for the further application of such attribution provisions. To determine whether a person holds or would hold capital stock in excess of the 9.8% ownership limit, a person will be treated as owing not only shares of capital stock actually owned, but also any shares of capital stock attributed to that person under the attribution rules described above. Accordingly, a person who directly owns less than 9.8% of the shares outstanding may nevertheless be in violation of the 9.8% ownership limit.

Any transfer of shares of capital stock or warrants that would cause us to be disqualified as a REIT or that would create a direct or constructive ownership of shares of capital stock in excess of the 9.8% ownership limit, or result in the shares of capital stock being beneficially owned, within the meaning of Section 856(a) of the Code, by fewer than 100 persons, determined without any reference to any rules of attribution, or result in our being closely held within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to those shares or warrants. These restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

Any purported transfer of shares of capital stock or warrants that would result in a purported transferee owning, directly or constructively, shares in excess of the 9.8% ownership limit due to the unenforceability of the transfer restrictions described above will constitute excess securities. Excess securities will be transferred by operation of law to Redwood Trust as trustee for the exclusive benefit of the person or persons to whom the excess securities are ultimately transferred, until such time as the purported transferee retransfers the excess securities. While the excess securities are held in trust, a holder of such securities will not be entitled to vote or to share in any dividends or other distributions with respect to such securities and will not be entitled to exercise or convert such securities into shares of capital stock. Excess securities may be transferred by the purported transferee to any person (if such transfer would not result in excess securities) at a price not to exceed the price paid by the purported transferee (or, if no consideration was paid by the purported transferee, the fair market value of the excess securities on the date of the purported transfer), at which point the excess securities will automatically be exchanged for the stock or warrants, as the case may be, to which the excess securities are attributable. If a purported transferee receives a higher price for designating an ultimate transferee, such purported transferee shall pay, or cause the ultimate transferee to pay, such excess to us. In addition, such excess securities held in trust are subject to purchase by us at a purchase price equal to the lesser of (a) the price per share or per warrant, as the case may be, in the transaction that created such excess securities (or, in the case of a devise or gift, the market price at the time of such devise or gift), reduced by the amount of any distributions received in violation of the charter that have not been repaid to us, and (b) the market price as reflected in the last reported sales price of such shares of stock or warrants on the trading day immediately preceding the date of the purchase by us as reported on any exchange or quotation system over which such shares of stock or warrants may be traded, or if not then traded over any exchange or quotation system, then the market price of such shares of stock or warrants on the date of the purported transfer as determined in good faith by our board of directors, reduced by the amount of any distributions received in violation of the charter that have not been repaid to us.

Upon a purported transfer of excess securities, the purported transferee shall cease to be entitled to distributions, voting rights, and other benefits with respect to the shares of capital stock or warrants except the right to payment of the purchase price for the shares of capital stock or warrants on the retransfer of securities as provided above. Any dividend or distribution paid to a purported transferee on excess securities prior to our discovery that shares of capital stock have been transferred in violation of our charter shall be repaid to us upon demand. If these transfer restrictions are determined to be void, invalid, or unenforceable by a court of competent jurisdiction, then the purported transferee of any excess securities may be deemed, at our option, to have acted as an agent on our behalf in acquiring the excess securities and to hold the excess securities on our behalf.

All certificates representing shares of capital stock and warrants will bear a legend referring to the restrictions described above.

Any person who acquires shares or warrants in violation of our charter, or any person who is a purported transferee such that excess securities result, must immediately give written notice or, in the event of a proposed or attempted transfer that would be void as set forth above, give at least 15 days prior written notice to us of such event and shall provide us such other information as we may request in order to determine the effect, if any, of the transfer on our status as a REIT. In addition, as required under the REIT provisions of the Code, every record owner of more than 5.0%, during any period in which the number of record stockholders is 2,000 or more, or 1.0%, during any period in which the number of record stockholders is greater than 200 but less than 2,000 or more, or 1/2%, during any period in which the number of record stockholders is 200 or less, of the number or value of our outstanding shares will receive a questionnaire from us by January 30 requesting information as to how the shares are held. In addition, our charter requires that such stockholders must provide written notice to us by January 30 stating the name and address of the record stockholder, the number of shares beneficially owned and a description of how the shares are held. In practice, we have generally permitted our stockholders to comply with the foregoing charter requirement by responding to our annual REIT questionnaire. Further, each stockholder upon demand is required to disclose to us in writing such information with respect to the direct and constructive ownership of shares and warrants as our board of directors deems reasonably necessary to comply with the REIT provisions of the Code, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

Our board of directors may increase or decrease the 9.8% ownership limit. In addition, to the extent consistent with the REIT provisions of the Code, our board of directors may, pursuant to our charter, waive the 9.8% ownership limit for a purchaser of our stock. As a condition to such waiver the intended transferee must give written notice to the board of directors of the proposed transfer no later than the fifteenth day prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the ownership limit. Our board of directors may also take such other action as it deems necessary or advisable to protect our status as a REIT. Pursuant to our charter, our board of directors has, from time to time, waived the ownership limit for certain of our stockholders.

The provisions described above may inhibit market activity and the resulting opportunity for the holders of our capital stock and warrants to receive a premium for their shares or warrants that might otherwise exist in the absence of such provisions. Such provisions also may make us an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of our capital stock.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

We have summarized certain terms and provisions of the Maryland General Corporation Law and our charter and bylaws. This summary is not complete and is qualified by the provisions of our charter and bylaws, and the Maryland General Corporation Law. See “Where You Can Find More Information.”

For restrictions on ownership and transfer of our capital stock contained in our charter, see “Restrictions on Ownership and Transfer and Repurchase of Shares.”

Maryland Business Combination Act

Under the Maryland Business Combination Act, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder, as such terms are defined in the Act, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. The statute permits various exemptions from its provisions, including business combinations that are exempted by provision in the charter of the corporation. Our charter provides that we elect not to be governed by the provisions of the Maryland Business Combination Act.

Maryland Control Share Acquisition Act

The Maryland Control Share Acquisition Act causes persons who acquire beneficial ownership of stock at levels of 10%, 33%, and more than 50% (control share acquisitions) to lose the voting rights of such stock unless voting rights are restored by the stockholders at a meeting by vote of two-thirds of all the votes entitled to be cast on the matter (excluding stock held by the acquiring stockholder or the corporation's officers or employee directors). The Maryland Control Share Acquisition Act affords a cash-out election for stockholders other than the acquiring stockholder, at an appraised value (but not less than the highest price per share paid by the acquiring person in the control share acquisition), payable by the corporation, if voting rights for more than 50% of the outstanding stock are approved for the acquiring person. Under certain circumstances, the corporation may redeem shares acquired in a control share acquisition if voting rights for such shares have not been approved. The statute does not apply (a) to shares acquired in a merger, consolidation, or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation. A corporation's board of directors has an “opt-out” power, exercisable through amendment of the corporation's bylaws (which could be changed by the stockholders), to exempt in advance any control share acquisition from the Maryland Control Share Acquisition Act. Our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act acquisitions by certain persons of shares of our common stock in accordance with waivers from the ownership limit in our charter granted to such persons by our board of directors.

The Maryland Control Share Acquisition Act could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers.

Classification of Board of Directors, Vacancies, and Removal of Directors

Our charter and bylaws provide for a board of directors with staggered terms divided in to three classes, with terms of three years each. The number of directors in each class and the expiration of each class term, as of the date of this prospectus, are as follows:

Class I	3 Directors	Expires 2010
Class II	3 Directors	Expires 2008
Class III	3 Directors	Expires 2009

At each annual meeting of our stockholders, successors of the class of directors whose term expires at that meeting will be elected to serve for a three-year term and until their successors are elected and qualify and the directors in the other two classes will continue in office. A board of directors with staggered terms may delay, defer, or prevent a change in our control or other transaction that might involve a premium over the then prevailing market price for our common stock or other attributes that our stockholders may consider desirable. In addition, a board of directors with staggered terms could prevent stockholders who do not agree with the policies of our board of directors from replacing a majority of the board of directors in two years.

Pursuant to our election to be subject to certain provisions of the Maryland General Corporation Law, any vacancy on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies. Under the Maryland General Corporation Law, if the directors have been divided into classes, unless the charter provides otherwise (which our charter does not), a director may be removed only for cause by the affirmative vote of a majority of all the votes entitled to be cast generally for the election of directors.

Charter Amendments and Extraordinary Corporate Actions

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange, or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of these matters by the affirmative vote of the holders of a majority of the total number of shares entitled to vote on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors, and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material United States federal income tax considerations relevant to our status as a REIT and to your investment in our common stock. Your tax treatment will vary depending upon the terms of the specific securities you acquire, as well as your particular situation. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of its personal investment circumstances or to certain types of investors subject to special tax rules (including financial institutions, insurance companies, broker-dealers and, except to the limited extent discussed below, tax-exempt entities and foreign taxpayers) and it does not discuss any aspects of state, local or foreign country tax law. This discussion assumes that you hold your common stock as a “capital asset” (generally, property held for investment) under the Code. You should also be aware that the material U.S. federal income tax considerations relevant to your ownership of a particular type or class of securities offered by this prospectus will be provided in an applicable prospectus supplement that relates to those securities. This summary is for general information only and is not tax advice.

The information in this summary is based upon current law, including the Code, existing Treasury Department regulations, revenue rulings, revenue procedures, proposed regulations and case law, all of which are subject to change both prospectively or retroactively. Moreover, relevant laws or other legal authorities may change in a manner that could adversely affect the tax considerations contained in this discussion. This summary does not discuss any state, local or foreign tax consequences associated with our election to be taxed as a REIT.

You are urged to consult the applicable prospectus supplement accompanying this prospectus, as well as your tax advisors, regarding the specific tax consequences to you of:

•	the acquisition, ownership, and/or sale or other disposition of our common stock or other types of securities offered under this prospectus, including the federal, state, local, foreign and other tax consequences; and
•	potential changes in the applicable tax laws and regulations described below.

Taxation of Redwood Trust

We have elected to be taxed as a REIT under the Code, commencing with our taxable year ended December 31, 1994. We believe that we have been organized and have operated in a manner that has allowed us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 1994, and we intend to continue to be organized and operate in this manner.

In reading the discussion set forth below, it should be noted that although Redwood Trust is combined with all of its subsidiaries for financial accounting purposes, for federal income tax purposes only Redwood Trust, Sequoia Mortgage Funding Corporation and Juniper Trust, Inc. (and their assets and income) constitute the REIT, and Redwood Trust's remaining domestic corporate subsidiaries constitute taxable entities subject to regular corporate income taxes. Redwood Trust’s foreign subsidiaries (i.e., Acacia CDO 4, Ltd., Acacia CDO 5, Ltd., Acacia CDO 6, Ltd., Acacia CDO 7, Ltd., Acacia CDO 8, Ltd., Acacia CDO 9, Ltd., Acacia CDO 10, Ltd., Acacia CDO 11, Ltd., Acacia CDO 12, Ltd., Acacia CRE CDO 1, Ltd. and Acacia Option ARM 1 CDO, Ltd. are not generally subject to U.S. corporate income taxes (see “ — Taxable REIT Subsidiaries” below).

In connection with the filing of our registration statement of which this prospectus is a part, our tax counsel, Chapman and Cutler LLP, has rendered an opinion to the effect that, exclusive of our taxable REIT subsidiaries, we have been organized in conformity with the requirements for qualification as a REIT under the Code, and our actual and proposed methods of operation should enable us to continue to qualify as a REIT under the Code. This opinion is based upon current applicable law and various assumptions and representations made by us as to factual matters, including representations made by us in a certificate provided by our officers and descriptions of our methods of operation contained in our periodic reports filed with SEC. Ultimately, our ability to qualify and be taxed as a REIT depends on actual operating results and compliance with the various tests for qualification as a REIT relating to our income, assets, distributions, stock ownership and certain administrative matters, the results of which are not reviewed by our tax counsel on an ongoing basis. No assurance can be given that the actual results of our operations for any one taxable year will satisfy those requirements. Moreover, certain aspects of our operations have not been considered by the courts or the

Internal Revenue Service (IRS) in any published authorities that interpret the requirements for REIT status. There can be no complete assurance that the courts or the IRS will agree with our tax counsel’s opinion.

In any year in which Redwood Trust qualifies as a REIT, we generally are not subject to federal income tax on that portion of our REIT taxable income or capital gain that is distributed to our stockholders. We are, however, subject to federal income tax at normal corporate income tax rates upon any undistributed taxable income or capital gain.

In addition, notwithstanding our qualification as a REIT, we may also be subject to tax in certain other circumstances. As described below, if the REIT fails to satisfy the REIT Gross Income Tests, but nonetheless maintains its qualification as a REIT because certain other requirements are met, we will generally be subject to a 100% tax on the greater of the amount by which the REIT fails either the 75% or the 95% Gross Income Test. We will also be subject to a tax of 100% on net income the REIT derives from any “prohibited transaction,” which refers to dispositions of property held by the REIT classified as “property held for sale to customers in the ordinary course of business” of the REIT (i.e., “dealer” property). We do not believe that we have or will engage in transactions that would result in the REIT being classified as a dealer or deemed to have disposed of dealer property; however, there can be no assurance that the IRS will agree. If the REIT has (i) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, we will be subject to federal income tax on such income at the highest corporate income tax rate. In addition, a nondeductible excise tax, equal to 4% of the excess of required distributions over the amounts actually distributed, will be imposed on us for each calendar year to the extent that dividends paid during the year, or declared during the last quarter of the year and paid during January of the succeeding year, are less than the sum of (1) 85% of the REIT “ordinary income,” plus (2) 95% of the REIT capital gain net income, plus (3) any undistributed income remaining from earlier years. We may also be subject to the corporate alternative minimum tax, as well as other taxes in certain situations not presently contemplated.

We may also voluntarily revoke our election to be taxed as a REIT, although we have no intention of doing so, in which event we will be prohibited from electing REIT status for the year to which the revocation relates and the following four tax years.

If we failed to qualify as a REIT in any particular year, we would be subject to federal income tax as a regular, domestic corporation, and our stockholders would be subject to tax in the same manner as stockholders of a regular corporation. In such event, we could be subject to potentially substantial income tax liability in respect of each tax year that we fail to qualify as a REIT as well as the four tax years following the year of the failure and, as a result, the amount of earnings and cash available for distribution to our stockholders could be significantly reduced.

We intend to monitor on an ongoing basis our compliance with the requirements for qualifying as a REIT. In order to maintain our REIT status, we may be required to limit the types of assets that the REIT might otherwise acquire, or hold certain assets at times when we might otherwise have determined that the sale or other disposition of such assets would have been more prudent.

REIT Qualification

The following is a brief summary of certain technical requirements that we must meet on an ongoing basis in order to qualify, and remain qualified, as a REIT under the Code.

Stock Ownership Tests

Our capital stock must be held by at least 100 persons for at least 335 days of a twelve-month year, or a proportionate part of a short tax year. In addition, no more than 50% of the value of our capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the tax year. Under the Code, most tax-exempt entities, including employee benefit trusts and charitable trusts (but excluding trusts described in Section 401(a) and exempt under Section 501(a) of the Code), are generally treated as individuals for these purposes. We must satisfy these stock ownership requirements each tax year. We must solicit information from certain of our stockholders to verify ownership levels and must maintain records regarding those who do not respond. Our charter imposes certain repurchase obligations and restrictions regarding the transfer of our shares in order to aid in meeting the stock ownership requirements. If we were to fail either of the stock ownership tests, we would generally be disqualified from REIT status, unless, in the case of the “five or fewer” requirement, the “good faith” exemption is available.

Asset Tests

We must generally meet the following asset tests (the REIT Asset Tests) at the close of each quarter of each tax year:

•	at least 75% of the value of the REIT's total assets must consist of qualified real estate assets, government securities, cash, and cash items (the 75% Asset Test);
•	the value of the REIT's assets consisting of securities (other than those includible under the 75% Asset Test) must not exceed 25% of the total value of the REIT's assets;
•	the value of the REIT's assets consisting of securities of one or more taxable REIT subsidiaries must not exceed 20% of the value of the REIT's total assets; and
•	the value of securities held by the REIT, other than securities of a taxable REIT subsidiary or securities taken into account for purposes of the 75% Asset Test, must not exceed (i) 5% of the value of the REIT's total assets in the case of securities of any one non-government issuer, and (ii) 10% of the outstanding vote or value of any such issuer's securities.

For purposes of the above tests, the term “value” generally means, with respect to securities for which market quotations are readily available, the market value of such securities, and with respect to other securities and assets, fair value as determined in good faith by the REIT.

In applying the above tests, a REIT is generally required to re-value all of its assets at the end of any quarter in which it acquires a substantial amount of new securities or other property other than qualified real estate assets. We intend to closely monitor the purchase, holding, and disposition of the REIT's assets in order to comply with the REIT Asset Tests. We expect that substantially all of our assets will be qualified real estate assets and intend to limit or hold through taxable REIT subsidiaries any assets not qualifying as qualified real estate assets so as to comply with the above REIT Asset Tests. If it is anticipated that the above limits would be exceeded, we intend to take appropriate measures to avoid exceeding such limits, including the disposition of non-qualifying assets within the permitted time periods for cure.

Beginning in 2005, if we fail one or more of the REIT Asset Tests we may nonetheless avoid losing our REIT status if we satisfy either (i) a de minimis exception or (ii) certain reasonable cause and disclosure requirements and pay certain penalties. The de minimis exception applies only to the last REIT Asset Test described and is limited to violations not exceeding the lesser of 1% of our total assets at the end of such quarter or $10 million. The reasonable cause exception requires that we make certain disclosures to the IRS, establish that the failure was due to reasonable cause and not willful neglect and pay a penalty equal to the greater of $50,000 or an amount equal to tax at the highest corporate tax rate on the income derived from such non-qualifying assets during period from identification to cure. Both exceptions also require that we dispose of the related assets within six months after the last day of the quarter in which we identify the failure or that we otherwise cure the failure within the same time period by, for instance, increasing our percentage ownership of other qualified assets.

Gross Income Tests

We must generally meet the following gross income tests (the REIT Gross Income Tests) for each tax year:

•	at least 75% of the REIT's gross income must be derived from certain specified real estate sources, including interest income and gain from the disposition of qualified real estate assets, foreclosure property or “qualified temporary investment income” (i.e., income derived from “new capital” within one year of the receipt of such capital) (the 75% Gross Income Test); and

•	at least 95% of the REIT's gross income for each tax year must be derived from sources of income qualifying for the 75% Gross Income Test, or from dividends, interest, and gains from the sale of stock or other securities not held for sale in the ordinary course of business (the 95% Gross Income Test).

We intend to maintain our REIT status by carefully monitoring our income, including income from hedging transactions and sales of mortgage assets, to comply with the REIT Gross Income Tests. In computing compliance with the 95% Gross Income Test, we must evaluate whether and how income generated by interest rate caps and other hedging instruments undertaken by the REIT fit within this test. Generally speaking, to the extent an interest rate cap or other hedging instrument was acquired to reduce the interest rate risks with respect to any indebtedness incurred or to be incurred by the REIT to acquire or carry real estate assets and was properly identified at inception, we can exclude such income for purposes of computing compliance with the 95% Gross Income Test. Under certain circumstances, for example, (i) the sale of a substantial amount of assets by the REIT to repay borrowings in the event that other credit is unavailable or (ii) an unanticipated decrease in qualifying income of the REIT which results in the non-qualifying income exceeding 5% of gross income, we may be unable to comply with certain of the REIT Gross Income Tests. Inadvertent failures to comply with the REIT Gross Income Tests will not result in disqualification of the REIT if certain disclosure and reasonable cause criteria are met and a 100% tax on the amount equal to the qualified income shortfall is paid. See “ — Taxation of Redwood Trust” above for a discussion of the tax consequences of failure to comply with the REIT provisions of the Code.

Distribution Requirements

We generally are required to distribute to our stockholders an amount equal to at least 90% of our REIT taxable income determined before applying the deduction for dividends paid and by excluding net capital gains. Such distributions must be made in the tax year to which they relate or, if declared before the timely filing of our tax return for such year and paid not later than the first regular dividend payment after such declaration, in the following tax year.

The IRS has ruled generally that if a REIT's dividend reinvestment plan allows stockholders of the REIT to elect to have cash distributions reinvested in shares of the REIT at a purchase price equal to at least 95% of the fair market value of such shares on the distribution date, then such distributions generally qualify towards this distribution requirement. We maintain a Direct Stock Purchase and Dividend Reinvestment Plan, or DRP, and intend that the terms of our DRP will comply with the IRS public rulings regarding such plans.

If we fail to meet the distribution test as a result of a retroactive adjustment to our REIT taxable income, we may be able to avoid disqualification as a REIT by paying a “deficiency” dividend within a specified time period and in accordance with other requirements set forth in the Code. We would be liable for interest based on the amount of the deficiency dividend. A deficiency dividend is not permitted if the deficiency is due to fraud with intent to evade tax or to a willful failure to file a timely tax return.

Qualified REIT Subsidiaries

A Qualified REIT Subsidiary is any corporation in which a REIT owns 100% of the stock issued by such corporation and for which no election has been made to classify it as a taxable REIT subsidiary. Sequoia Mortgage Funding Corporation and Juniper Trust, Inc. are each wholly-owned subsidiaries treated as Qualified REIT Subsidiaries. As such, their assets, liabilities, and income are generally treated as assets, liabilities, and income of the REIT for purposes of each of the above REIT qualification tests.

Taxable REIT Subsidiaries

A Taxable REIT Subsidiary is any corporation in which a REIT owns stock (directly or indirectly) and for which the REIT and such corporation make a joint election to classify the corporation as a Taxable REIT Subsidiary. Effective January 1, 2001, RWT Holdings, Inc., or Holdings, and Redwood Trust elected to treat Holdings, Sequoia Residential Funding, and Holdings' other subsidiaries as Taxable REIT Subsidiaries of Redwood Trust. Since 2001, Redwood Trust has made Taxable REIT Subsidiary elections for Acacia CDO 1, Ltd., Acacia CDO 2, Ltd., Acacia CDO 3, Ltd., Acacia CDO 4, Ltd., Acacia CDO 5, Ltd., Acacia CDO 6, Ltd., Acacia CDO 7, Ltd., Acacia CDO 8, Ltd., Acacia CDO 9, Ltd., Acacia CDO 10, Ltd., Acacia CDO 11,

Ltd., Acacia CDO 12, Ltd., Acacia Option ARM 1 CDO, Ltd., Acacia CRE CDO 1, Ltd., Acacia CRE CDO 2, Ltd., Acacia CDO 13, Ltd., RESIX Finance Limited, Crest G-Star-2A, Ltd., Millstone III CDO, Ltd., GSAA 2006-NIM8, Ltd., Markov CDO I, Ltd., Millstone IV CDO, Ltd., Juniper Holdings, Inc., Redwood Mortgage Funding, Inc. and Redwood Asset Management, Inc.. As Taxable REIT Subsidiaries, they are not subject to the REIT asset, income, and distribution requirements nor are their assets, liabilities, or income treated as assets, liabilities, or income of Redwood Trust for purposes of each of the above REIT qualification tests.

We generally intend to engage in securitization transactions (other than certain non-REMIC, debt-for-tax securitizations) through our Taxable REIT Subsidiaries. In addition, we generally intend to make a Taxable REIT Subsidiary election with respect to any other corporation in which we acquire equity or equity-like securities constituting more than 10% by vote or value of such corporation's equity and that is not otherwise a Qualified REIT Subsidiary. However, the aggregate value of all of our Taxable REIT Subsidiaries must be limited to 20% of the total value of the REIT's assets. In addition, we will be subject to a 100% penalty tax on any rent, interest, or other charges that we impose on any Taxable REIT Subsidiary in excess of an arm's length price for comparable services. We expect that any rents, interest, or other charges imposed on Holdings or any other Taxable REIT Subsidiary will be at arm's length prices.

We generally expect to derive income from our Taxable REIT Subsidiaries by way of dividends. Such dividends are not real estate source income for purposes of the 75% Gross Income Test. Therefore, when aggregated with our other non-real estate source income, such income must be limited to 25% of the REIT's gross income each year. We will monitor the value of our investment in, and the distributions from, our Taxable REIT Subsidiaries to ensure compliance with all applicable REIT income and asset tests.

Taxable REIT Subsidiaries doing business in the United States are generally subject to corporate level tax on their net income and generally will be able to distribute only net after-tax earnings to their stockholders, including Redwood Trust, as dividend distributions. The Acacia entities are considered foreign subsidiaries not engaged in trade or business in the United States for tax purposes and therefore are not subject to U.S. corporate income taxation. However, the Acacia entities are characterized as controlled foreign corporations (CFCs) under the Code and therefore we are required to recognize dividend income equal to the net income derived from our investment in these entities without regard to whether distributions are made. Dividend income that we earn from the Acacia CFCs is generally taxed as ordinary income and any losses that we might recognize on our equity investments in the CFCs will generally be treated as capital losses. There is no guarantee that the IRS will not take the position that the Acacia entities are doing business in the U.S., which position, if sustained, would subject the Acacia entities to corporate level tax on their effectively connected U.S. trade or business income. If this were to occur, then the Acacia entities would generally only be able to contribute net after-tax earnings to REIT dividend distributions.

Failure to Qualify

The JOBS Act of 2004 added and modified several provisions in the Code that would allow us to cure good faith or de minimis violations of the requirements for maintaining REIT status. In addition to those provisions already described, beginning in 2005, we can also cure REIT qualification failures if we establish that such failure was due to reasonable cause and not willful neglect and we pay a penalty of $50,000 for each such failure. However, if we fail any of the REIT qualification tests described previously in any tax year and the cure provisions provided by the Code do not apply, the REIT would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at the regular corporate income tax rates. Distributions to stockholders in any year in which we fail to qualify as a REIT would not be deductible by us, nor would distributions generally be required to be made under the Code. Further, unless entitled to relief under certain other provisions of the Code, we would also be disqualified from re-electing REIT status for the four tax years following the year in which it became disqualified.

Tax Treatment Generally of U.S. Persons Investing in Our Common Stock

The discussion under this heading only applies to stockholders that are “U.S. persons.” A U.S. person is a person who is:

•	A citizen or resident of the United States;

•	A corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or any political subdivision thereof;
•	An estate whose income is includible in gross income for federal income tax purposes regardless of its source; or
•	A trust, if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 26, 1996, was treated as a domestic trust before such date, and has made an election to continue to be treated as a U.S. person.

Unless you are a tax-exempt entity, for any tax year in which we are treated as a REIT for federal income tax purposes, distributions (including constructive or in-kind distributions) made to you (and not designated as capital gain dividends) will generally be subject to tax as ordinary income to the extent of the REIT's current and accumulated earnings and profits as determined for federal income tax purposes. If the amount distributed exceeds your allocable share of such earnings and profits, the excess will be treated as a return of capital to the extent of your tax basis in the common stock, which will not be subject to tax, and thereafter as a taxable gain from the sale or exchange of a capital asset.

Distributions designated by us as capital gain dividends will generally be subject to tax as long-term capital gain to you, to the extent that the distribution does not exceed the REIT's actual net capital gain for the tax year. Alternatively, we can also elect by written notice to our stockholders to designate a portion of the REIT's net capital gain income as being retained and pay directly the tax on such net capital gains. In that instance, generally if you are required to include the deemed capital gains dividend in income, you will be entitled to claim a credit or refund on your tax return for the tax paid by the REIT with respect to such deemed dividend, and you will be entitled to increase your tax basis in our shares by an amount equal to the excess of the deemed capital gain dividend over the tax you are deemed to have paid.

Distributions by us, whether characterized as ordinary income or as capital gain, are not eligible for the corporate dividends received deduction that exists under current law. Furthermore, distributions by us characterized as ordinary income generally will not be subject to the reduced 15% and 5% tax rates otherwise effective for certain types of dividends as of January 1, 2003. However, dividend distributions by us characterized as capital gain distributions recognized subsequent to May 5, 2003, will be subject to the reduced 5% and 15% tax rates made effective by the Jobs and Growth Tax Relief Reconciliation Act of 2003.

In the event that we realize a loss for the tax year, you will not be permitted to deduct any share of that loss. Further, if we (or a portion of our assets) were to be treated as a taxable mortgage pool, or if we were to hold residual interests in real estate mortgage investment conduits, or REMICs, any “excess inclusion” income derived therefrom and allocated to you would not be allowed to be offset by any net operating losses.

Dividends declared during the last quarter of a tax year and actually paid during January of the following tax year are generally treated as if received on December 31 of the tax year in which they are declared and not on the date actually received. In addition, we may elect to treat certain other dividends distributed after the close of the tax year as having been paid during such tax year, but you will be treated as having received such dividend in the tax year in which the distribution is made.

Generally, a dividend distribution of earnings from a REIT is considered for estimated tax purposes only when the dividend is made. However, any person owning at least 10% of the vote or value of a closely-held REIT must accelerate recognition of year-end dividends received from the REIT in computing estimated tax payments. We are not currently, and do not expect to be, a closely-held REIT.

Upon a sale or other disposition of the common stock, you would generally recognize a capital gain or loss in an amount equal to the difference between the amount realized and your tax basis in such stock, which gain or loss generally will be long-term if the stock was held for more than twelve months. Any loss on the sale or exchange of common stock held by you for six months or less will generally be treated as a long-term capital loss to the extent of any designated capital gain dividends received by you. If common stock is sold after a record date but before a payment date for declared dividends on such stock, you will nonetheless be required to include such dividend in income in accordance with the rules above for distributions, whether or not such dividend is required to be paid over to the purchaser.

If we make a distribution of stockholder rights with respect to its common stock, such distribution generally will not be treated as taxable when made. However, if the fair market value of the rights on the date of issuance is 15% or more of the value of the common stock, or if you so elect regardless of the value of the rights, you must make an allocation of its existing tax basis between the rights and the common stock based on their relative value on the date of the issuance of the rights. On the exercise of the rights, you will generally not recognize gain or loss. Your tax basis in the shares received from the exercise of the rights will be the amount paid for the shares plus the basis, if any, of the rights exercised. Distribution of stockholder rights with respect to other classes of securities holders generally would be taxable based on the value of the rights on the date of distribution.

We are required under Treasury Department regulations to demand annual written statements from the record holders of designated percentages of our stock disclosing the actual and constructive ownership of such stock and to maintain permanent records showing the information we have received as to the actual and constructive ownership of such stock and a list of those persons failing or refusing to comply with such demand.

In any year in which we do not qualify as a REIT, distributions made to you would be taxable in the same manner discussed above, except that no distributions could be designated as capital gain dividends, distributions would be eligible for the corporate dividends received deduction and may be eligible for the reduced tax rates on dividends (if paid out of previously-taxed earnings), the excess inclusion income rules would not apply, and you would not receive any share of our tax preference items. In such event, however, we would be subject to potentially substantial federal income tax liability, and the amount of earnings and cash available for distribution to you could be significantly reduced or eliminated.

Information Reporting and Backup Withholding with Respect to Our Common Stock

We will report to our U.S. stockholders and the IRS the amount of distributions paid or deemed paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to distributions paid (at the rate generally equal to the fourth lowest rate of federal income tax then in effect (currently 28%)) unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact; or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of dividends and capital gain distributions to any stockholders that do not certify under penalties of perjury their non-foreign status to us.

Tax Treatment Generally of Tax-Exempt Entities Investing in Our Common Stock

The discussion under this heading only applies to you if you are a tax-exempt entity. Subject to the discussion below regarding a “pension-held REIT,” a tax-exempt stockholder is generally not subject to tax on distributions from us or gain realized on the sale of the common stock or preferred stock, provided that:

•	you do not incur indebtedness to purchase or hold our common stock or preferred stock;
•	your shares are not otherwise used in an unrelated trade or business; and
•	we do not distribute dividends to you that are treated as “excess inclusion” income as defined under the Code.

It should be emphasized that if the REIT were to hold a residual interest in a REMIC, or if a pool of the REIT's assets were to be treated as a “taxable mortgage pool,” a portion of the dividends paid to a tax-exempt stockholder may be subject to tax as “unrelated business taxable income” or UBTI. Although we do not intend to acquire such residual interests at the REIT or believe that we, or any portion of our assets, will be treated as a taxable mortgage pool, no assurance can be given that the IRS might not successfully maintain that such a taxable mortgage pool exists.

If a qualified pension trust (i.e., any pension or other retirement trust that qualifies under Section 401(a) of the Code) holds more than 10% by value of the interests in a “pension-held REIT” at any time during a tax year, a substantial portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a “pension-held REIT” is a REIT (i) that would not have qualified as a REIT but for the provisions of the Code which look through qualified pension trust stockholders in determining ownership of stock of the REIT and (ii) in which at least one qualified pension trust holds more than 25% by value of the equity interest of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the equity interests in such REIT. Assuming compliance with the ownership limit provisions in our charter, it is unlikely that pension plans will accumulate sufficient stock to cause us to be treated as a pension-held REIT.

Distributions to certain types of tax-exempt stockholders exempt from federal income taxation under Sections 501 (c)(7), (c)(9), (c)(17), and (c)(20) of the Code may also constitute UBTI, and such prospective investors should consult their tax advisors concerning the applicable “set aside” and reserve requirements.

U.S. Tax Treatment Generally of Foreign Persons Investing in Our Common Stock

The discussion under this heading only applies to you if you are not a “U.S. person” as defined above under “Tax Treatment Generally of U.S. Persons Investing in Our Common Stock” (hereinafter, a “foreign shareholder”).

This discussion provides only a brief summary of certain United States federal tax consequences that apply to you, but does not consider any specific facts or circumstances that may apply to you and your particular situation. Therefore, we urge you to consult your tax advisor regarding the U.S. federal income tax consequences of acquiring, holding, and disposing of our stock, or any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.

Distributions paid by us out of our earnings and profits, as determined for United States federal income tax purposes, to a foreign shareholder will generally be subject to withholding of United States federal income tax at the rate of 30%, unless reduced or eliminated by an applicable tax treaty or unless such dividends are treated as effectively connected with a United States trade or business. Distributions paid by us in excess of our earnings and profits will be treated as a tax-free return of capital to the extent of the holder's adjusted basis in his shares, and thereafter as gain from the sale or exchange of a capital asset as described below. If it cannot be determined at the time a distribution is made whether such distribution will exceed our earnings and profits, the distribution will be subject to withholding at the same rate as dividends. Amounts so withheld, however, will be refundable or creditable against the foreign shareholder's United States federal tax liability if it is subsequently determined that such distribution was, in fact, in excess of our earnings and profits. If the receipt of the dividend is treated as being effectively connected with the conduct of a trade or business within the United States by a foreign shareholder, the dividend received by such holder will be subject to the United States federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, to the branch profits tax).

For tax years prior to 2005, certain capital gains distributions by a REIT to a foreign shareholder that are attributable to gain from the sales or exchanges by us of “United States real property interests” will be treated as if such gain were effectively connected with a United States business and will thus be subject to tax at the normal capital gain rates applicable to United States stockholders (subject to applicable alternative minimum tax) under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to a treaty exemption. We are required to withhold 35% of any distribution that could be designated by us as a capital gains dividend. This amount may be credited against the foreign shareholder's FIRPTA tax liability. Effective for tax years beginning in 2005, FIRPTA does not apply to REIT capital gain distributions (so long as they are made with respect to a class of REIT stock that is regularly traded on an established securities market in the United States) to a foreign investor that does not own more than 5% of the REIT's stock during the taxable year in which such distribution is received. Such distributions are instead treated by the investor as a regular, rather than capital gain, dividends. It should also be noted that mortgage loans without substantial equity or with shared appreciation features generally would not be classified as “United States real property interests.”

A foreign shareholder will generally not be subject to United States federal income tax on gain recognized on a sale or other disposition of its shares of either common or preferred stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the foreign shareholder, (ii) in the case of a foreign shareholder who is a nonresident alien individual and holds such shares as a capital asset, such holder is present in the United States for 183 or more days in the tax year and certain other requirements are met, or (iii) the foreign shareholder is subject to tax under the FIRPTA rules because we are not domestically controlled. Gain that is effectively connected with the conduct of a business in the United States by a foreign shareholder will be subject to the United States federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, to the branch profits tax) but will not be subject to withholding. foreign shareholders should consult applicable treaties, which may provide for different rules.

Gain recognized by a foreign shareholder upon a sale of either common stock or preferred stock will generally not be subject to tax under FIRPTA if we are a “domestically-controlled REIT,” which is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of its shares were held directly or indirectly by non-United States persons. Because only a minority of our stockholders are believed to be foreign shareholders, we anticipate that we will qualify as a “domestically-controlled REIT.” Accordingly, a foreign shareholder should not be subject to United States federal income tax from gains recognized upon disposition of its shares.

State, Local and Foreign Tax Consequences

State, local and foreign income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction. Consequently, we urge you to consult your tax advisor regarding the effect of state, local and/or foreign tax laws with respect to our treatment as a REIT and an investment in Redwood Trust.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to any applicable prospectus supplement, directly to one or more purchasers or though dealers, agents, or underwriters. We may sell the securities offered pursuant to any applicable prospectus supplement in at-the-market equity offerings or on a negotiated or competitive bid basis through underwriters or dealers or directly to other purchasers or through agents. We will name any underwriter, dealer, or agent involved in the offer and sale of the securities in the applicable prospectus supplement. We reserve the right to sell the securities directly to investors on our own behalf in those jurisdictions where and in such manner as we are authorized to do so.

We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to prevailing market prices; or
•	at negotiated prices.

We may also, from time to time, authorize underwriters, dealers, or other persons, acting as our agents, to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

We will describe in the applicable prospectus supplement any underwriting compensation we pay to underwriters or agents in connection with the offering of the securities, and any discounts, concessions, or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements with any underwriters, dealers, and agents which may entitle them to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and to reimbursement for certain expenses. We will describe any indemnification agreements in the applicable prospectus supplement.

Unless we specify otherwise in the applicable prospectus supplement, any securities issued hereunder other than shares of our common stock will be a new issue with no established trading market. If we sell any shares of our common stock pursuant to a prospectus supplement, such shares will be listed on the New York Stock Exchange, subject to official notice of issuance. We may elect to list any of the securities issued hereunder on any exchange, but we are not obligated to do so. It is possible that one or more underwriters or agents may make a market in the securities issued hereunder, including our common stock, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we cannot assure you as to the liquidity of the trading market for the securities.

If indicated in the applicable prospectus supplement, we may authorize underwriters, dealers, or other persons acting as our agents to solicit offers by certain institutions or other suitable persons to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. We may make delayed delivery with various institutions, including commercial and savings banks, insurance companies, pension funds, investment companies, and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

To facilitate an offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Certain of the underwriters, dealers, or agents and their respective associates may be customers of, and/or engage in transactions with, and perform services for us in the ordinary course of business.

LEGAL MATTERS

The validity of the securities will be passed upon for us by Venable LLP, Baltimore, Maryland. Certain tax matters will be passed upon for us by Chapman and Cutler LLP, San Francisco, California.

EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2006 and 2005 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the reports of Grant Thornton LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of and for the year ended December 31, 2004 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006;
•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007;
•	Current Report on Form 8-K filed on May 23, 2007 and November 14, 2007;
•	Proxy Statement with respect to the 2007 Annual Meeting of Stockholders filed on April 10, 2007;
•	The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on January 7, 1998; and
•	All documents filed by Redwood Trust, Inc. with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the offering (but excluding any documents or portions of documents which are deemed “furnished” and not filed with the SEC).

This prospectus is part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s Public Reference Room or on our website at http://www.redwoodtrust.com.Information contained on our website is not and should not be deemed a part of this prospectus or any other report or filing filed with the SEC. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:

Redwood Trust, Inc.
Attn: Investor Relations
One Belvedere Place, Suite 300
Mill Valley, CA 94941
(415) 389-7373

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings with the SEC are also available to the public at the SEC’s website at http://www.sec.gov. You may also obtain copies of the documents at prescribed rates by writing to the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. Certain of our filings with the SEC are available on our website at http://www.redwoodtrust.com. Information contained on our website is not and should not be deemed a part of this prospectus or any other report or filing filed with the SEC.

10,000,000 Shares

Redwood Trust, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

November 23, 2007